Exhibit 10.10

MASTER REPURCHASE AGREEMENT

Dated as of June 12, 2013

between

PARLEX 2 FINANCE, LLC,

as Seller,

and

CITIBANK, N.A.,

as Buyer

i

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties and Wire Instructions

SCHEDULE I	Prohibited Transferees

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Form of Custodial Delivery

EXHIBIT IV	Eligible Loan Due Diligence Checklist

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Each Individual Purchased Loan

EXHIBIT VII	Collateral Tape

EXHIBIT VIII	Form of Transaction Request

EXHIBIT IX	Form of Request for Margin Excess

EXHIBIT X	Form of Irrevocable Direction Letter

ii

MASTER REPURCHASE AGREEMENT, dated as of June 12, 2013, by and among PARLEX 2 FINANCE, LLC, a Delaware limited liability company (“Seller”) and CITIBANK, N.A., a national banking association (“Buyer”).

1.	APPLICABILITY

From time to time during the Facility Availability Period, the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Purchased Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2.	DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Acceptable Attorney” means Ropes & Gray LLP or any other attorney-at-law or law firm reasonably acceptable to Buyer.

“Accepted Servicing Practices” shall have the meaning given to such term in the Servicing Agreement (or, if not defined therein, shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent mortgage lending institutions which service whole mortgage loans (and senior interests in whole mortgage loans) in the jurisdiction where the related Mortgaged Property is located).

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect which (i) results in the entry of an order for relief or (ii) is not dismissed within 90 days, (b) the appointment by a court having jurisdiction over such Person or any substantial part of its assets or property, of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property and such appointment shall remain unstayed and in effect for a period of 90 days, (c) an order by a court having jurisdiction over such Person or any substantial part of its assets or property ordering the winding up or liquidation of such Person’s affairs, and such order shall remain unstayed and in effect for a period of 90 days, (d) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (e) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (f) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (g) the making by such Person of any general assignment for the benefit of creditors, or (h) the admission in writing in connection with a legal proceeding of the inability of such Person to pay its debts generally as they become due.

“Actual Knowledge” shall mean, as of any date of determination, the then current actual knowledge of Stephen Plavin, Geoffrey Jervis and Douglas Armer, without duty of further inquiry or investigation; provided, that if any such individual ceases to be an officer of or in the employ of Seller and/or Guarantor after the date of this Agreement in a capacity comparable to the capacity occupied as of the date of this Agreement, then Seller shall designate promptly another individual reasonably acceptable to Buyer for purposes of satisfying this definition.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Master Repurchase Agreement, dated as of the date first set forth above, by and between Parlex 2 Finance, LLC, and Citibank, N.A., as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, with respect to each Transaction:

(i) so long as no Event of Default shall have occurred and be continuing, the number of basis points (i.e., 1 basis point equals 0.01%) determined in accordance with the Pricing Matrix, and confirmed in the related Confirmation; or

(ii) after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, as applicable, plus 400 basis points (4.00%).

“Applicable Standard of Discretion” shall mean (a) at any time the Maximum LTV (Purchase Price) of a Purchased Loan is less than or equal to the LTV (Loan UPB) of such Purchased Loan as of the Purchase Date, Buyer’s commercially reasonable discretion, and (b) at any time the Maximum LTV (Purchase Price) of a Purchased Loan is greater than the LTV (Loan UPB) of such Purchased Loan as of the Purchase Date, Buyer’s sole discretion.

“Appraisal” shall mean a FIRREA compliant appraisal addressed to Buyer, Seller or Guarantor, and the successors and assigns of the addressee (and, if not addressed to Buyer, containing reliance language acceptable to Buyer, which language shall be made available by Seller to and approved by Buyer prior to the applicable Purchase Date) and reasonably satisfactory to Buyer of the related Mortgaged Property from a third party appraiser.

“ARD Loan” shall mean any loan that provides that if the unamortized principal balance thereof is not repaid by a date certain set forth in the related loan documents, such loan will accrue additional interest at the rate specified in the related Mortgage Note and the related Mortgagor is required to apply certain excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

“Assignment Documents in Blank” shall mean, for each Purchased Loan, the (i) allonge in blank, (ii) omnibus assignment in blank, (iii) Assignment of Mortgage in blank, and (iv) assignment of Assignment of Leases in blank.

“Assignment of Leases” shall mean, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases, subject to the terms, covenants and provisions of this Agreement.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Attorney’s Bailee Letter” shall mean a letter from an Acceptable Attorney, in form and substance reasonably acceptable to Buyer, wherein such Acceptable Attorney in possession of a Purchased Loan File (i) acknowledges receipt of such Purchased Loan File, (ii) confirms that such Acceptable Attorney is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney shall deliver such Purchased Loan File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Loan.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended, modified or replaced from time to time.

“Blocked Account Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, among Buyer, Seller and the Depository, relating to the Cash Management Account, as the same may be amended, modified and/or restated from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange or Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and (iii) a day on which commercial banks in the State of New York, Pennsylvania, Kansas or Minnesota are authorized or obligated by law or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Citibank, N.A., or any successor or assign.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Management Account” shall mean a segregated interest bearing account, in the name of Seller for the benefit of Buyer, established at the Depository and subject to the Blocked Account Agreement.

“Change of Control” shall mean any of the following events shall have occurred without the prior approval of Buyer:

(i) Guarantor shall no longer own, directly or indirectly, 100% of the ownership interest in Seller and Control, directly or indirectly, Seller;

(ii) any merger, reorganization or consolidation of Guarantor where Guarantor is not the surviving entity; or

(iii) any conveyance, transfer, lease or disposal of all or substantially all assets of Seller or Guarantor to any Person or entity other than an Affiliate of such entity.

“Code” shall mean The Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Collateral” shall have the meaning specified in Section 6 of this Agreement.

“Collateral Tape” shall mean, with respect to each Eligible Loan, the tape containing the fields of information set forth in Exhibit VII attached hereto.

“Concentration Limit” shall mean, unless otherwise agreed to in writing by Buyer (including, without limitation, in a Confirmation), the test that shall be satisfied at any applicable date of determination, if: (x) the aggregate outstanding Purchase Price with respect to all Purchased Loans which are participation interests shall not exceed 33% of the Facility Amount and (y) the outstanding Purchase Price with respect to any single Purchased Loan shall not exceed 25% of the Facility Amount.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Current Appraisal” shall mean, as of any date of determination, an Appraisal approved by Buyer dated within six (6) months (or such greater number of months as Buyer may approve in its sole discretion) of such date of determination.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, Seller and Buyer.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File to Buyer or its designee (including the Custodian) pursuant to Section 7 hereof, a form of which is attached hereto as Exhibit III.

“Custodian” shall mean U.S. Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Debt Yield (Loan UPB)” shall mean, with respect to each Purchased Loan, as of any date of determination, the net cash flow debt yield equal to the percentage equivalent of the quotient obtained by dividing (a) the in place underwritten net cash flow of the related Mortgaged Property, as determined by Buyer in its good faith business judgment, by (b) the unpaid principal balance of such Purchased Loan on such date of determination.

“Debt Yield (Purchase Price)” shall mean, with respect to each Purchased Loan, as of any date of determination, the net cash flow debt yield equal to the percentage equivalent of the quotient obtained by dividing (a) the in place underwritten net cash flow of the related Mortgaged Property, as determined by Buyer in its good faith business judgment, by (b) the outstanding Purchase Price of such Purchased Loan on such date of determination.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defeasance” shall have the meaning specified in Exhibit VI.

“Depository” shall mean PNC Bank, or any successor Depository appointed by Seller with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

“Due Diligence Package” shall mean (i) the Collateral Tape, (ii) the items on the Eligible Loan Due Diligence Checklist, in each case to the extent applicable and (iii) such other documents or information as Buyer or its counsel shall reasonably deem necessary.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Eligible Loan Due Diligence Checklist” shall mean the due diligence materials set forth in Exhibit IV attached hereto.

“Eligible Loans” shall mean fixed or floating rate whole mortgage loans (“Whole Loans”) or senior interests (including “A” notes in an “A/B” note structure) in such Whole Loans

(“Senior Interests”) or participation interests in such Whole Loans or Senior Interests which are secured by stabilized or un-stabilized multi-family or commercial properties (including office, retail, industrial and hotel properties), which have been approved by Buyer in its sole discretion as a Purchased Loan and which satisfy all of the following criteria as of the applicable Purchase Date:

(a) the Debt Yield (Loan UPB) is equal to or greater than 6.00%,

(b) the LTV (Loan UPB) is 75.00% or less (or such higher percentage as Buyer may agree to in its sole discretion), and

(c) the LTV (Aggregate Loan UPB) is 80.00% or less.

Eligible Loans shall also include such other loans and debt instruments (or interests in such loans and debt instruments) as Buyer may approve from time to time in its sole discretion, subject to terms and conditions and document delivery requirements as may be established by Buyer.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“ESA” shall have the meaning specified in Exhibit VI.

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to payment to Buyer or required to be withheld or deducted from such payment, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes imposed on or measured by net worth (however denominated) and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Transactions pursuant to a law in effect on the date on which such Party (i) acquires such interest in the Transactions or (ii) changes its principal office or the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 31, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 31 of this Agreement, (d) Taxes attributable to Buyer’s failure to comply with its obligations under Sections 19(c), 19(d) or 23(i) of this Agreement, (e) any withholding Taxes imposed under FATCA, (f) any U.S. federal backup withholding Taxes imposed under Section 3406 of the Code, and (g) any interest, additions to tax or penalties in respect of the foregoing.

“Exit Fee” shall have the meaning specified in the Fee Agreement.

“Extension Fee” shall have the meaning specified in the Fee Agreement.

“Facility Amount” shall mean $250,000,000.

“Facility Availability Period” shall mean the thirty six (36) month period commencing on the date of this Agreement and ending on the third (3rd) anniversary of the date of this Agreement (i.e. June 12, 2016) (or if such day is not a Business Day, the next succeeding Business Day). Notwithstanding anything herein to the contrary, at any time during the Facility Availability Period, Seller may request an extension of the Facility Availability Period which extension shall be in Buyer’s sole discretion and subject to terms and conditions determined by Buyer in its sole discretion.

“Facility Expiration Date” shall mean the last day of the Facility Availability Period; provided, that the Facility Expiration Date shall be extendible by Seller on an annual basis thereafter (i.e. for consecutive twelve (12) month periods), subject to the following:

(a) Seller delivers to Buyer a written request of the extension of the Facility Expiration Date no earlier than ninety (90) nor later than thirty (30) days before the then current Facility Expiration Date,

(b) no Default or Event of Default has occurred and is continuing on the date the request to extend is delivered or on the then current Facility Expiration Date,

(c) no Margin Deficit exists that has not been satisfied,

(d) the Concentration Limit is satisfied on the date the request to extend is delivered and on the then current Facility Expiration Date (except to the extent waived or otherwise approved by Buyer), and

(e) Seller shall have paid to Buyer the Extension Fee on or before the then current Facility Expiration Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and, for the avoidance of doubt, any agreements entered into pursuant to any of the foregoing.

“Fee Agreement” shall mean that certain fee letter agreement, dated as of the date hereof, between Seller and Buyer.

“Filings” shall have the meaning specified in Section 6.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA” shall mean the Financial Institutions, Reform, Recovery and Enforcement Act of 1989.

“Funding Fee” shall have the meaning specified in the Fee Agreement.

“Future Funding Conditions Precedent” shall have the meaning specified in Section 4(c).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease” shall have the meaning specified in Exhibit VI.

“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation (or, following a substitution consummated in accordance with Section 9, Successor Guarantor).

“Guaranty” shall mean the Limited Guaranty, dated as of the date hereof, from Guarantor in favor of Buyer.

“Hedging Transactions” shall mean, with respect to any Purchased Loan that is a fixed rate loan, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with either (x) Buyer or an Affiliate of Buyer or (y) one or more other counterparties reasonably acceptable to Buyer and, in the case of clause (y) only, assigned by Seller to Buyer as additional collateral for the applicable Transaction.

“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) any principal thereof and all interest, dividends or other distributions thereon and (y) all net sale proceeds received by Seller in connection with a sale of such Purchased Loan to a Person other than Buyer.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; contingent or future funding obligations under any Purchased Loan or any obligations senior to, or pari passu with, any Purchased Loan; (e) Capital Lease Obligations of such Person; and (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any person.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) Other Taxes.

“Independent Director” shall mean a duly appointed manager or member of the board of directors (or managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager or contractor of such entity or any of its Affiliates, or (c) a Person who controls (directly, indirectly or otherwise) such entity or any of its Affiliates or any creditor, supplier, employee, officer, director, family member, manager or contractor of such Person or any of its Affiliates.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension or payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insurance Rating Requirements” shall have the meaning specified in Exhibit VI.

“Irrevocable Direction Letter” shall have the meaning specified in Section 5(b).

“Junior Interest” shall have the meaning specified in Exhibit VI.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars, for a one month period, that appears on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error.

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“Lien” shall mean any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

“LTV (Aggregate Loan UPB)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the sum of (x) the unpaid principal balance of such Purchased Loan plus (y) the unpaid principal balance of any subordinate or mezzanine debt secured indirectly by the Mortgaged Property and the denominator of which shall equal the “as is” value of such Mortgaged Property securing such Purchased Loan as determined by Buyer in its sole discretion. For purposes of determining the value of a

Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.

“LTV (Loan UPB)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the unpaid principal balance of the Purchased Loan and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan as determined by Buyer in its sole discretion. For purposes of determining the value of a Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.

“LTV (Purchase Price)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the outstanding Purchase Price of the Purchased Loan and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan as determined by Buyer in its sole discretion. For purposes of determining the value of a Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.

“Maximum LTV (Purchase Price)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the maximum potential outstanding Purchase Price of the Purchased Loan (as set forth in the related Confirmation) and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan as determined by Buyer in its commercially reasonable discretion.

“MAI” shall have the meaning specified in Exhibit VI.

“Margin Amount” shall mean, with respect to any Purchased Loan as of any date of determination, an amount equal to the product of the applicable Margin Percentage and the outstanding Purchase Price of such Purchased Loan as of such date.

“Margin Deficit” shall have the meaning specified in Section 4(a).

“Margin Deficit Notice” shall have the meaning specified in Section 4(b).

“Margin Excess” shall mean, as applicable, Margin Excess (Future Funding) or Margin Excess (Other).

“Margin Excess (Future Funding)” shall have the meaning specified in Section 4(c).

“Margin Excess (Other)” shall have the meaning specified in Section 4(e).

“Margin Percentage” shall mean, with respect to any Purchased Loan as of any date of determination, the reciprocal of the applicable Purchase Price Percentage.

“Market Value” shall mean, with respect to any Purchased Loan, the market value for such Purchased Loan, as determined by Buyer at the Applicable Standard of Discretion on each Business Day in accordance with this definition. For purposes of Section 4(a) and 5(e), as applicable, changes in the Market Value of a Purchased Loan shall be determined solely in relation to material positive or negative changes (relative to Buyer’s initial underwriting or the most recent determination of Market Value in terms of the performance or condition, taken in the aggregate, of (i) the Mortgaged Property securing the Purchased Loan or other collateral securing or related to the Purchased Loan, (ii) the Purchased Loan’s borrower (including obligors, guarantors, participants and sponsors) and the borrower on any underlying property or other collateral securing such Purchased Loan, (iii) the commercial real estate market relevant to the Mortgaged Property and (iv) any actual risks posed by any liens or claims on the related Mortgaged Property or Properties. In addition, the Market Value for any Purchased Loan may be deemed by Buyer to be zero or such greater amount (in the Applicable Standard of Discretion) in the event any of the following occurs with respect to such Purchased Loan: (a) a negative change in Market Value to the extent resulting from a continuing material breach of a representation or warranty set forth on Exhibit VI (but without giving effect to any qualifications for Seller’s Actual Knowledge); or (b) the Repurchase Date with respect to such Purchased Loan occurs without repurchase of such Purchased Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of Seller and Guarantor, taken as a whole, (b) the ability of Seller or Guarantor to pay and perform its material obligations under any of the Transaction Documents, (c) the legality, validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the perfection or priority of any Lien granted under any Purchased Loan Document.

“Maximum Purchase Price Percentage” shall have the meaning set forth in the Fee Letter.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with a Purchased Loan.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“MTM Representations” shall mean the representations and warranties set forth as items 11, 12, 14, 25, 35, 36, 37 and 42 on Exhibit VI of this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate during the preceding five plan years and which is subject to Title IV of ERISA.

“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control

“OFAC List” shall mean the Specially Designated Nationals list maintained by OFAC.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising solely as a result of Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under any Transaction Document; provided, however, that Other Taxes shall not include (i) Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents or (ii) any Excluded Taxes.

“Participant Register” shall have the meaning specified in Section 19(d).

“Permitted Encumbrances” shall have the meaning specified in Exhibit VI.

“Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted Purchased Loan Modification” shall mean any modification or amendment of a Purchased Loan which is not a Significant Purchased Loan Modification.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning specified in Section 22(a) of this Agreement.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Matrix” shall mean the matrix attached to the Fee Agreement which shall be used to determine the Purchase Price Percentage, Maximum Purchase Price Percentage and the Applicable Spread for each Purchased Loan. On the Purchase Date for each Purchased Loan, the Purchase Price Percentage for such Purchased Loan shall equal the Maximum Purchase Price Percentage for which such Purchased Loan is eligible under the Pricing Matrix based upon its LTV (Loan UPB); provided, that notwithstanding the foregoing, Seller may request that the Purchase Price Percentage for any Purchased Loan equal a percentage which is lower than such Maximum Purchase Price Percentage. The Applicable Spread for each Purchased Loan shall equal the number of basis points set forth under the column heading “Applicable Spread (bps)” which corresponds to the applicable Purchase Price Percentage for such Purchased Loan as of such Purchase Date. It is understood and agreed that no improvement or decline in the LTV (Loan UPB) after the applicable Purchase Date for a Purchased Loan shall result in any adjustment to the Applicable Spread for such Purchased Loan.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the LIBO Rate for such Pricing Rate Period plus the Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g) and 3(h) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by the Depository in respect thereof.

“Prohibited Person” shall mean any (1) person or entity who is on the OFAC List; a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Cuba,” and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of “Government of Iraq”), (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. §§ 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“Prohibited Transferee” shall mean any of the Persons listed on Schedule I attached to this Agreement.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean any date on which a Purchased Loan is to be transferred by Seller to Buyer.

“Purchase Price” shall mean, with respect to any Purchased Loan, (x) as of any Purchase Date for such Purchased Loan, an amount (expressed in dollars) equal to the lesser of (a) the product obtained by multiplying (i) the lesser of the Market Value of such Purchased Loan and the par amount of such Purchased Loan by (ii) the applicable Purchase Price Percentage and (b) the amount that causes the LTV (Purchase Price) to equal 60.00% and (y) thereafter, such amount referred to in clause (x), increased by any Margin Excess transferred by Buyer to Seller pursuant to Section 4(c) or 4(e) of this Agreement, and reduced by any amount applied to reduce the Purchase Price pursuant to Section 3(f), 4(a) or 5 of this Agreement.

“Purchase Price Percentage” shall mean, with respect to each Purchased Loan, the percentage determined on the related Purchase Date for such Purchased Loan based upon the procedure set forth in the definition of “Pricing Matrix” and set forth in the related Confirmation. Notwithstanding the foregoing with respect to each Transaction where the applicable Purchased Loan is an Eligible Loan secured by a hotel property, the “Purchase Price Percentage” otherwise applicable in accordance with this definition shall be reduced by 5%.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loan sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Tape.

“Register” shall have the meaning specified in Section 19(c).

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean the seventeenth (17th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean, with respect to each Purchased Loan, the earliest of: (x) the Facility Expiration Date or (y) the maturity date of such Purchased Loan (subject to extension, if applicable, in accordance with its Purchased Loan Documents) or (z) the related Early Repurchase Date.

“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Transaction Documents, whether now existing or hereafter arising.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (a) the outstanding Purchase Price of such Purchased Loan, (b) the accrued but unpaid Price Differential thereon with respect to such Purchased Loan as of such date, (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Transaction Document with respect to such Purchased Loan (including, but not limited to, accrued and unpaid fees, expenses and indemnity amounts) and (d) any costs incurred in connection with terminating any related Hedging Transactions entered into with Buyer or an Affiliate of Buyer.

“Request for Margin Excess” shall mean a request for Margin Excess, in the form of Exhibit IX attached hereto.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“SEC” shall have the meaning specified in Exhibit VI.

“Seller” shall mean Parlex 2 Finance, LLC, a Delaware limited liability company.

“Senior Interests” shall have the meaning given to such term in the definition of “Eligible Loans”.

“Servicer” shall mean (x) Midland Loan Services, a division of PNC Bank, National Association or (y) any other third party servicer selected by Seller and approved by Buyer in its sole discretion; provided, that notwithstanding the foregoing, such other third party servicer selected by Seller shall be approved by Buyer in its reasonable discretion, so long as such Person’s primary servicer rating shall be at least “above average” by Standard & Poor’s Ratings Service.

“Servicing Agreement” shall mean (x) the Interim Servicing Agreement dated as of the date hereof between Seller, Buyer and Servicer, or (y) any other servicing agreement entered into by Seller, Buyer and any Servicer approved by Buyer for the servicing of Purchased Loans.

“Servicing Records” shall have the meaning specified in Section 29(b).

“Servicing Rights” shall mean Seller’s right, title and interest in and to any and all of the following: (a) any and all rights to service the related Purchased Loan; (b) any payments to or monies received by such Seller or any other Person as a fee for servicing such Purchased Loan; (c) any late fees, penalties or similar payments with respect to such Purchased Loan; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of such Seller or any other Person thereunder;

(e) escrow payments or other similar payments with respect to such Purchased Loan and any amounts actually collected by such Seller or any other Person with respect thereto; (f) the right, if any, to appoint a special servicer or liquidator of such Purchased Loan; and (g) all accounts and other rights to payment related to the servicing of such Purchased Loan.

“Significant Purchased Loan Modification” means any modification or amendment of a Purchased Loan which

(i) reduces the principal amount of the Purchased Loan in question other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount subsequently reduced was not taken into account by Buyer in determining the related Purchase Price,

(ii) increases the principal amount of a Purchased Loan other than increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances,

(iii) modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of the Purchased Loan in question,

(iv) changes the frequency of scheduled payments of principal and interest in respect of a Purchased Loan,

(v) subordinates the lien priority of the Purchased Loan in question or the payment priority of the Purchased Loan in question other than subordinations required under the then existing terms and conditions of the Purchased Loan in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations, conditions, covenants and restrictions and similar instruments which in the commercially reasonable judgment of Seller do not materially adversely affect the rights and interest of the holder of the Purchased Loan in question),

(vi) releases any collateral for the Purchased Loan in question other than releases required under the then existing Purchased Loan documents or releases in connection with eminent domain or under threat of eminent domain,

(vii) waives, amends or modifies any cash management or reserve account requirements of the Purchased Loan other than changes required under the then existing Purchased Loan documentation,

(viii) waives any due-on-sale or due-on-encumbrance provisions of the Purchased Loan in question other than waivers required to be given under the then existing Purchased Loan documents, or

(ix) waives, amends or modifies the underlying insurance requirements of the Purchased Loan.

“Single Purpose Entity” shall have the meaning specified in Exhibit VI.

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c)such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Special Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Purchased Loans and otherwise complies with the requirements of Section 13.

“Standard Qualifications” shall have the meaning specified in Exhibit VI.

“Supplemental Funding Fee” shall have the meaning specified in the Fee Agreement.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer in its commercially reasonable discretion and the company issuing the Title Policy for such Mortgaged Property.

“Taxes” shall mean all present or future Taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terrorism Cap Amount” shall have the meaning specified in Exhibit VI.

“Title Policy” shall have the meaning specified in Exhibit VI.

“Transaction” shall have the meaning set forth in Section 1.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Guaranty, the Custodial Agreement, the Blocked Account Agreement, any Servicing Agreement, all Confirmations executed pursuant to this Agreement in connection with specific Transactions, any other documents or instruments relating to any such documents executed by Seller or Guarantor, and any written modifications, extensions, renewals, restatements, or replacements of any of the foregoing.

“Transaction Request” shall mean a request to enter into a Transaction, in the form of Exhibit VIII attached hereto.

“Treasury Regulations” shall have the meaning specified in Section 19(d) of this Agreement.

“TRIA” shall have the meaning specified in Exhibit VI.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with an Acceptable Attorney.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“Whole Loans” shall have the meaning given to such term in the definition of “Eligible Loans”.

“Zoning Regulations” shall have the meaning specified in Exhibit VI.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement), an agreement to enter into a Transaction shall be made, from time to time, in writing at the initiation of Seller as provided below; provided, however, that (i) the aggregate outstanding Purchase Price at any time for all Transactions shall not exceed the Facility Amount and (ii) Buyer shall not have any obligation to enter into new Transactions with Seller after the occurrence and during the continuance of a monetary or material non-monetary Default or an Event of Default or after the Facility Availability Period. Seller may, from time to time, submit to Buyer a Transaction Request, in the form of Exhibit VIII attached hereto, for Buyer’s review and approval in order to enter into a Transaction with respect to any Eligible Loan that Seller proposes to be included as Collateral under this Agreement. Upon Buyer’s receipt of a complete Due Diligence Package, Buyer shall have the right to request, in Buyer’s good faith business judgment and in a manner consistent with Buyer’s other master repurchase facilities for comparable assets, additional diligence materials and deliveries with respect to the applicable Eligible Loan, to the extent necessary for Buyer’s underwriting of such Eligible Loan. Upon Buyer’s receipt of the Transaction Request, Due Diligence Package and additional diligence materials, Buyer shall use commercially reasonable efforts to within five (5) Business Days and following receipt of internal credit approval, either (i) notify Seller of the Purchase Price and the Market Value for the Eligible Loan or (ii) deny Seller’s request for a Transaction. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request for a Transaction, unless Buyer and Seller have agreed otherwise in writing. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer reasonably determines. Buyer shall be entitled to make a determination, in its sole discretion, that it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller. On the Purchase Date for the Transaction which shall be on a date mutually agreed upon by Buyer and Seller following the approval of an Eligible Loan by Buyer, the Purchased Loan shall be transferred to Buyer against the transfer of the Purchase Price to an account of Seller or as directed by Seller in writing.

(b) Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by Buyer), Buyer shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe the Purchased Loan, shall identify Buyer and Seller, and shall set forth:

(i)	the Purchase Date,

(ii)	the Purchase Price Percentage, Maximum Purchase Price Percentage, the initial Purchase Price and the maximum Purchase Price for such Purchased Loan,

(iii)	the Repurchase Date,

(iv)	the Pricing Rate (including the Applicable Spread),

(v)	the Margin Percentage,

(vi)	the LTV (Purchase Price) and Maximum LTV (Purchase Price),

(vii)	the LTV (Loan UPB) and LTV (Aggregate Loan UPB) (if applicable),

(viii)	the Funding Fee, any additional conditions precedent to the availability of Margin Excess (Future Funding) and the type of funding (i.e. table funded/non-table funded), and

(ix)	any additional reasonable terms or conditions not inconsistent with this Agreement and mutually agreed upon by Buyer and Seller.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each subsequent Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such subsequent Pricing Rate Determination Date. For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)	no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(B)	subject to any exceptions reasonably approved by Buyer, the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction, before and after giving effect to such Transaction, as though made on such Purchase Date (except to the extent such representations and warranties are made as of a particular date);

(C)	Buyer shall have received from Seller all corporate and governmental approvals, legal opinions of counsel to Seller and Guarantor (including, without limitation, as to authority, enforceability, perfection, bankruptcy safe harbor and the Investment Company Act of 1940) and closing documentation as Buyer may reasonably request pursuant to this Agreement,

(D)	Seller shall have paid to Buyer (x) the Funding Fee then due and payable with respect to such Transaction pursuant to the Fee Letter and (y) Buyer’s out-of-pocket costs and expenses pursuant to Section 30(d) of this Agreement (which amounts referred to in the preceding sub-clauses (D)(x) and (D)(y) may be paid through a holdback to the Purchase Price);

(E)	Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that the Assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Loans and (B) obtained internal credit approval for the inclusion of such Eligible Loan as a Purchased Loan in a Transaction; and

(F)	Buyer shall have determined that no event has occurred which is reasonably likely to result in a Material Adverse Effect; and

(G)	as of the applicable Purchase Date, each of the Concentration Limits is satisfied (unless waived by Buyer).

(c) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made in writing no less than three (3) Business Days after the date thereof. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be sent by Seller no more than five (5) Business Days after such Confirmation is received by Seller. It is understood and agreed that once a Confirmation has been executed by Buyer and Seller, such Confirmation shall be binding on the parties hereto (absent manifest error) and shall constitute evidence of Buyer’s approval of the applicable Purchased Loan and the terms of the applicable Transaction.

(d) No Transaction shall be terminable on demand by Buyer (other than upon the occurrence and during the continuance of an Event of Default). Seller shall be entitled to terminate a Transaction on demand, in whole only, and repurchase the Purchased Loan subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)	Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan no later than three (3) Business Days prior to such Early Repurchase Date,

(ii)	on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for such Transaction, (y) the Exit Fee, if any, then due and payable with respect to such Transaction pursuant to the Fee Letter and (z) any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction, in connection with the transfer to Seller or its agent of such Purchased Loan,

(iii)	on such Early Repurchase Date, following the payment of the amounts set forth in subclause (ii) above, no unpaid Margin Deficit exists, and

(iv)	no Default or Event of Default shall have occurred and be continuing as of such Early Repurchase Date.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Loans to be repurchased on such Early Repurchase Date.

(e) On the Repurchase Date or any Early Repurchase Date (including, without limitation, in order to cure a Margin Deficit), termination of the applicable Transaction will be effected by transfer to Seller or its agent of the applicable Purchased Loan and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer to an account of Buyer of the Repurchase Price, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date and any other amounts payable under this Agreement with respect to such Transaction.

(f) On any Remittance Date before the Repurchase Date (or any Business Day before the Repurchase Date upon two (2) Business Days prior notice to Buyer, with respect to a reduction in outstanding Purchase Price of greater than $2,000,000), Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the outstanding Purchase Price of, but not terminating, a Transaction and without the release of any Collateral or the payment of any Exit Fee or other prepayment fee or penalty; provided, that any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of all unpaid accrued Price Differential on the amount of such reduction. Upon any reduction in outstanding Purchase Price in accordance with this Section 3(f), either Seller or Buyer can request an amended and restated Confirmation which shall reflect the decrease in the outstanding Purchase Price (it being acknowledged that the failure by any party to request or deliver such amended and restated Confirmation shall not be a Default).

(g) If prior to any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, Buyer shall give prompt written notice thereof to Seller. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer shall be a per annum rate equal to the Prime Rate plus 100 basis points (1.00%) (the “Alternative Rate”).

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.

(i) Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any lost profit or opportunity or other consequential costs, loss or damages) (including, without limitation, reasonable actual attorneys’ fees and disbursements of outside counsel) which Buyer sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(d) hereof of a termination of a Transaction, (ii) any payment of the Repurchase Price on any day other than a Remittance Date or the Repurchase Date (including, without limitation, any such actual, out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained) or (iii) a default by Seller in selling Eligible Loans after Seller has delivered to Buyer an executed Confirmation in connection with a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement as evidenced by a countersigned Confirmation executed by Buyer and delivered to Seller. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller.

(j) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)	shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or

change the basis of taxation of payments to Buyer in respect thereof (except for (i) Indemnified Taxes (with Other Taxes applying for this purpose without the proviso in the definition thereof), (ii) Taxes described in clauses (b) through (g) of the definition of Excluded Taxes and (iii) Connection Income Taxes); or

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBO Rate hereunder;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount receivable under the Transaction Documents in respect thereof; then, in any such case, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer within ten (10) Business Days any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall notify Seller in writing of the event by reason of which it has become so entitled. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller.

(k) If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer within ten (10) Business Days such additional amount or amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller.

(l) Notwithstanding the foregoing or anything herein or in the Fee Agreement to the contrary, (x) if any Transaction is converted to an Alternative Rate Transaction, then Seller may consummate an early repurchase of the related Purchased Loan at any time while the Alternative Rate is in effect without payment of the Exit Fee, (y) if Buyer notifies Seller of its entitlement to additional amounts pursuant to Section 3(j) or 3(k), then provided Seller pays such additional amounts pursuant to Section 3(j) or 3(k), Seller may consummate an early repurchase of all of the Purchased Loans and terminate this Agreement and the other Transaction Documents without payment of the Exit Fee and (z) no Exit Fee shall be due and payable in connection with any reduction in outstanding Purchase Price or consummation of an early repurchase of a Purchased Loan in accordance with Section 4(a).

4.	MARGIN MAINTENANCE

(a) If, at any time, the aggregate Market Value of the Purchased Loans shall be less than the sum of the Margin Amounts calculated individually with respect to each Purchased Loan (a “Margin Deficit”), then Buyer may by notice to Seller in writing (including therein a description of the Market Value calculation for each Purchased Loan) require Seller to cure such Margin Deficit by either:

(i)	transferring to Buyer additional cash collateral in an amount at least equal to the sum of the amounts, calculated individually for each Purchased Loan, equal to the product of (x) the difference between the Margin Amount with respect to such Purchased Loan and the Market Value of such Purchased Loan multiplied by (y) the applicable Purchase Price Percentage, which cash collateral shall be held by Buyer as additional Collateral with respect to the applicable Purchased Loan(s),

(ii)	reducing the outstanding Purchase Price of any Purchased Loan, as applicable, such that the aggregate Market Value of the Purchased Loans is at least equal to or is greater than the sum of the Margin Amounts of the Purchased Loans, or

(iii)	doing an early repurchase on an Early Repurchase Date of any of the Purchased Loans pursuant to Section 3(d) of this Agreement and paying the related Repurchase Price which early repurchase results in a cure of such Margin Deficit.

Any cash transferred to Buyer pursuant to clause (ii) of this Section 4(a) of this Agreement with respect to any Purchased Loan shall be applied to reduce the outstanding Purchase Price for each Purchased Loan on a dollar-for-dollar basis for which there was a Margin Deficit. Notwithstanding the foregoing or anything herein to the contrary, a Margin Deficit shall not exist or be deemed to exist with respect to any Purchased Loan at any time the outstanding Purchase Price with respect to such Purchased Loan is less than 60% of the related Market Value.

(b) If any notice is given by Buyer under Section 4(a) of this Agreement on any Business Day (such notice, a “Margin Deficit Notice”) and Seller elects to transfer cash pursuant to Section 4(a)(i) or (ii), Seller shall transfer cash in the full amount required in Section 4(a)(i) or (ii), if the Margin Deficit Notice is given before 1:00 p.m. EST, by no later than the close of business on the Business Day following the Business Day on which such Margin Deficit Notice is given, and if the Margin Deficit Notice is given on or after 1:00 p.m. EST, by no later than the close of business on the second (2nd) Business Day following the Business Day on which such Margin Deficit Notice is given. The failure of Buyer, on any one or more occasions, to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(c) At any time prior to the Facility Expiration Date, in the event a future funding is contractually required to be made available to the related Mortgagor under a Purchased Loan, Seller may submit to Buyer a Request for Margin Excess, in the form of Exhibit IX attached hereto, which requests that Buyer transfer to Seller cash in an amount equal to the product of the applicable Purchase Price Percentage for such Purchased Loan multiplied by the amount of such future funding (such product, “Margin Excess (Future Funding)”), which cash shall be applied to increase the outstanding Purchase Price with respect to the Transaction for such Purchased Loan and to satisfy such future funding obligation in part; provided, that, Buyer shall not have any obligation to transfer such Margin Excess (Future Funding) to Seller unless Buyer shall have determined that all of the following conditions precedent (such conditions, the “Future Funding Conditions Precedent”) are satisfied:

(i)	If in connection with the entry into the initial Transaction relating to the Purchased Loan that is the subject of a future funding obligation, Buyer and Seller agreed upon additional conditions precedent which are required to be satisfied (e.g. maintenance of or improvement in Debt Yield (Purchase Price) and/or Debt Yield (Loan UPB)) with respect to such Purchased Loan and which are specified in the Confirmation, taking into account the increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), then such additional conditions precedent are satisfied;

(ii)	taking into account the increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), the LTV (Purchase Price) shall not exceed sixty percent (60%);

(iii)	no Default or Event of Default has occurred and is continuing;

(iv)	the increase in the outstanding Purchase Price with respect to such Purchased Loan attributable to such Margin Excess (Future Funding) shall be equal to or greater than $250,000;

(v)	Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions precedent to the future funding obligation under the Purchased Loan documentation shall have been satisfied in all material respects; and

(vi)	following such increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), no Margin Deficit shall exist.

(d) If any notice is given by Seller under Section 4(c) of this Agreement on any Business Day, Buyer shall transfer cash as provided in Section 4(c) by no later than the close of business on the second (2nd) Business Day following the Business Day on which Buyer reasonably determines that the Future Funding Conditions Precedent have been satisfied (or, in Buyer’s sole discretion, waived). The failure of Seller, on any one or more occasions, to exercise its rights under Section 4(c) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Seller to exercise its rights under Section 4(c) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(e) At any time prior to the Facility Expiration Date, in the event,

(x)(a) Seller elects to transfer cash to Buyer pursuant to Section 4(a)(i) or (ii) to satisfy a Margin Deficit and (b) on any date subsequent to such transfer of cash, the Market Value of a Purchased Loan increases such that the outstanding Purchase Price (or if cash collateral was transferred in accordance with Section 4(a)(i), the outstanding Purchase Price less such cash collateral so transferred) with respect to such Purchased Loan is less than the maximum Purchase Price available with respect to such Purchased Loan based upon the applicable Maximum Purchase Price Percentage, or

(y)(a) Seller elects to transfer cash to Buyer pursuant to Section 3(f) or elects as described in the definition of Pricing Matrix to receive on the applicable Purchase Date a Purchase Price lower than the maximum Purchase Price available based upon the applicable Maximum Purchase Price Percentage and (b) on any date subsequent to such transfer of cash, Seller desires to receive a re-advance of such cash so transferred or an additional advance of cash in an amount up to the maximum Purchase Price available with respect to such Purchased Loan based upon the Maximum Purchase Price Percentage (the difference between the actual outstanding Purchase Price (or outstanding Purchase Price less cash collateral transferred, as the case may be), and the higher hypothetical Purchase Price, the “Margin Excess (Other)”), then Seller may submit to Buyer a Request for Margin Excess, in the form of Exhibit IX attached hereto, which requests that Buyer transfer to Seller an amount up to such Margin Excess (Other), by wire transfer to an account designated by Seller; provided, that, Buyer shall not have any obligation to transfer such Margin Excess (Other) to Seller unless Buyer shall have determined that all of the following conditions precedent are satisfied:

(i)	no Default or Event of Default has occurred and is continuing;

(ii)	with respect to any Purchased Loan, the amount of cash transferred by Buyer pursuant to clause (x) or (y) above shall not cause the Purchase Price to exceed the maximum Purchase Price based upon the Maximum Purchase Price Percentage for such Purchased Loan;

(iii)	the increase in the outstanding Purchase Price with respect to such Purchased Loan attributable to such Margin Excess (Other) shall be equal to or greater than $250,000; and

(iv)	following such increase in the outstanding Purchase Price attributable to such Margin Excess (Other), no Margin Deficit shall exist.

(f) If any Request for Margin Excess is given by Seller on any Business Day under (x) Section 4(e)(x) of this Agreement, Buyer shall transfer cash as provided in Section 4(e)(x) by no later than the close of business on the next succeeding Business Day following the Business

Day on which Buyer has completed its calculation of Market Value, or (y) Section 4(e)(y) of this Agreement, Buyer shall transfer cash as provided in Section 4(e)(y) by no later than the close of business on the next succeeding Business Day following the Business Day on which such Request for Margin Excess is submitted. The failure of Seller, on any one or more occasions, to exercise its rights under Section 4(e) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Seller to exercise its rights under Section 4(e) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(g) Promptly following the transfer of Margin Excess by Buyer to Seller pursuant to Section 4(c) and 4(d) or 4(e) and 4(f), Buyer shall deliver to Seller an amended and restated Confirmation which shall reflect the increase in the outstanding Purchase Price.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) The Cash Management Account shall be established at the Depository concurrently with the execution and delivery of this Agreement by Seller and Buyer. Buyer shall have sole dominion and control over the Cash Management Account. All Income in respect of the Purchased Loans and any payments in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Cash Management Account and shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(d), 5(e), 5(f) and 14(b)(iii) of this Agreement.

(b) With respect to each Purchased Loan, Seller shall deliver to each Mortgagor, issuer of a participation or borrower under a Purchased Loan an irrevocable direction letter (the “Irrevocable Direction Letter”) in the form attached as Exhibit X to this Agreement, with a simultaneous copy to Servicer, instructing the Mortgagor and Servicer to pay all amounts payable under the related Purchased Loan to the Cash Management Account and shall provide to Buyer proof of such delivery. If a Mortgagor or Servicer forwards any Income with respect to a Purchased Loan to Seller rather than directly to the Cash Management Account, Seller shall (i) deliver an additional Irrevocable Direction Letter to the applicable Mortgagor, with a simultaneous copy to Servicer, and make other commercially reasonable efforts to cause such Mortgagor or Servicer to forward such amounts directly to the Cash Management Account and (ii) deposit in the Cash Management Account any such amounts within one Business Day of Seller’s receipt thereof.

(c) On each Remittance Date, Seller shall pay to Buyer an amount equal to the Price Differential which has accrued during the related Pricing Rate Period for each Transaction to the extent not previously paid to Buyer.

(d) So long as no Event of Default shall have occurred and be continuing, during the Facility Availability Period, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions (other than Principal Payments and net sale proceeds) may be remitted by the Depository on the next Business Day to the account of Seller specified in the Blocked Account Agreement (or in accordance with such other direction and instruction of Seller which is reasonably approved by Buyer).

(e) So long as no Event of Default shall have occurred and be continuing, during the Facility Availability Period, all Principal Payments in respect of each Purchased Loan (whether scheduled or unscheduled) received by the Depository shall be paid, pursuant to the withdrawal instructions of Seller that have been approved by Buyer after Buyer and Seller have reconciled the amount of any partial Principal Payment, to Buyer on the next Remittance Date and, in each instance, applied as follows: (i) first, toward the reduction of the outstanding Purchase Price of such Purchased Loan to the extent necessary to cause the outstanding Purchase Price with respect to such Purchased Loan to equal the product of the related Market Value and the applicable Purchase Price Percentage (or with respect to any Principal Payment in full, in the amount necessary to reduce the outstanding Purchase Price of such Purchased Loan to zero) and (ii) second, to the extent necessary to cause the outstanding Purchase Price with respect to each other Purchased Loan to equal the product of the related Market Value and the applicable Purchase Price Percentage. Any Principal Payments received by the Depository and not paid to Buyer pursuant to the preceding sentence on each Remittance Date during the Facility Availability Period shall be remitted promptly to Seller.

(f) Following the end of the Facility Availability Period (so long as no Event of Default shall have occurred and be continuing), all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions shall be applied, pursuant to the withdrawal instructions of Seller that have been approved by Buyer, by the Depository on each Remittance Date as follows (subject to the following sentence):

(i)	first, to the Depository and Custodian an amount equal to the depository and custodial fees due and payable;

(ii)	second, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;

(iii)	third, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;

(iv)	fourth, to make a payment to Buyer in reduction of the outstanding Purchase Price of the Purchased Loans, such payment to be allocated amongst the Purchased Loans on a pro rata basis based upon outstanding Purchase Price of each Purchased Loan;

(v)	fifth, to pay, the amount, if any, payable by Seller in the event any Hedging Transaction is being terminated as of such date; and

(vi)	sixth, the surplus, if any, to Seller.

Notwithstanding anything in Section 5(f) of this Agreement to the contrary, prior to the application of funds pursuant to such Section, Seller shall be entitled upon written request to Buyer to receive the amount of funds, if any, as may be required by applicable law to be distributed for Guarantor to maintain its status as a “real estate investment trust” for tax purposes and to avoid other adverse tax consequences to Guarantor and/or its shareholders related to the status of Guarantor as a “real estate investment trust” for tax purposes; provided, that such distribution shall be subject to the condition precedent (which Seller shall be required to demonstrate to the satisfaction of Buyer in its sole discretion) that Guarantor has exhausted all other sources of cash flow and income, whether in the form of equity or debt, prior to such request being made to Buyer.

(g) If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions shall be applied, upon the direction and instruction of Buyer, by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows:

(i)	first, to the Depository and Custodian an amount equal to the depository and custodial fees due and payable;

(ii)	second, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;

(iii)	third, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;

(iv)	fourth, to make a payment to Buyer in reduction of the outstanding Purchase Price of the Purchased Loans, such payment to be allocated amongst the Purchased Loans as determined by Buyer in its sole discretion, until the outstanding Purchase Price for all of the Purchased Loans has been reduced to zero;

(v)	fifth, to pay, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date; and

(vi)	sixth, the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

6.	SECURITY INTEREST

Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans (other than for tax purposes). However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of Seller’s interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement and the related documents described herein:

(a) the Purchased Loans, the Servicing Rights, Servicing Agreements, Servicing Records, insurance relating to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;

(b) the Hedging Transactions, if any, entered into pursuant to this Agreement;

(c) the Cash Management Account and all financial assets (including, without limitation, all security entitlements with respect to all financial assets) from time to time on deposit in the Cash Management Account;

(d) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(e) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

Buyer’s security interest in the Collateral shall terminate only upon termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall promptly deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and to return the Purchased Loans to Seller. For purposes of the grant of the security interest pursuant to this Section 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

7.	PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in writing by Seller relating to such Transaction.

(b) On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit III; provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as Seller causes an Acceptable Attorney to deliver to Buyer and the Custodian an Attorney’s Bailee Letter on or prior to such Purchase Date. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to the Purchase Date with respect to such Purchased Loan, Seller shall deliver or cause to be delivered and released the following documents (collectively, the “Purchased Loan File”) pertaining to such Purchased Loan to the Custodian on or prior to the Purchase Date (unless otherwise waived by

Buyer) with respect to such Purchased Loan (or, pursuant to the proviso in the immediately preceding sentence, by not later than the third (3rd) Business Day after the related Purchase Date):

With respect to each Purchased Loan that is a Whole Loan or Senior Interest, to the extent applicable:

(i)	The original Mortgage Note (or senior Mortgage Note in an “A/B” structure) bearing all intervening endorsements.

(ii)	An original or copy of any loan agreement and any guarantee executed in connection with the Mortgage Note.

(iii)	An original or copy of the Mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(iv)	Originals or copies of all assumption, modification, consolidation or extension agreements with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)	An original of the Assignment Documents in Blank.

(vi)	Originals or copies of all intervening assignments of mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vii)	An original or copy of the attorney’s opinion of title and abstract of title or a copy of the mortgagee title insurance policy, as applicable, or if the mortgagee title insurance policy has not been issued, a copy of the irrevocable marked commitment to issue the same (or irrevocable signed proforma policy).

(viii)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan.

(ix)	An original or copy of the assignment of leases and rents, if any, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(x)	Originals or copies of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(xi)	A copy of the UCC financing statements and all necessary UCC continuation statements with evidence of filing or submission for filing thereon, and UCC assignments prepared by Seller in blank, which UCC assignments shall be in form and substance acceptable for filing.

(xii)	An environmental indemnity agreement (if any).

(xiii)	Mortgagor’s certificate or title affidavit (if any).

(xiv)	A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(xv)	A copy of the Mortgagor’s opinion of counsel.

(xvi)	An assignment of permits, contracts and agreements (if any).

With respect to each Purchased Loan which is a participation interest in a Whole Loan or Senior Interest:

(i)	the original or a copy of all of the documents described above with respect to a Purchased Loan which is a whole mortgage loan;

(ii)	if applicable, an original participation certificate bearing all intervening endorsements, endorsed “Pay to the order of without recourse” and signed in the name of the Last Endorsee by an authorized Person;

(iii)	an original or copy of any participation agreement and an original or copy of any intercreditor agreement, co–lender agreement and/or servicing agreement executed in connection with the Purchased Loan; and

(iv)	the omnibus assignment of Purchased Loan sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Loan.

From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power during the occurrence and continuance of an Event of Default and, subject to the following sentence, during the occurrence and continuance of a monetary Default or material non-monetary

Default, to (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the Mortgage Note and (iii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Purchased Loan Files and the Servicing Records. If a monetary Default or a material non-monetary Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) hereof (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer may exercise its power of attorney during the existence and continuation of any such monetary Default or material non-monetary Default, as the case may be, as Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) hereof. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee. The possession of the Purchased Loan File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.

(c) Unless an Event of Default shall have occurred and be continuing, Buyer shall exercise all voting and corporate rights with respect to the Purchased Loans in accordance with Seller’s written instructions; provided, however, that Buyer shall not be required to follow Seller’s instructions concerning any vote or corporate right if doing so would, in Buyer’s Applicable Standard of Discretion and in a manner consistent with Buyer’s other master repurchase facilities for comparable assets, be inconsistent with or result in any violation of any provision of the Transaction Documents or any Requirement of Law. Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Loans without regard to Seller’s instructions.

8.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a) Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans, subject however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased

Loans to Seller pursuant to Section 3 of this Agreement, of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof or of Buyer’s obligations pursuant to Section 19(b).

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of Seller or an Affiliate of Seller.

9.	INTENTIONALLY OMITTED

10.	REPRESENTATIONS

(a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the date of this Agreement, as of the Purchase Date for the purchase of any Purchased Loans by Buyer from Seller and any Transaction thereunder, as of any Business Day on which Margin Excess is made available by Buyer to Seller, and at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)	Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)	Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)	Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents, except to the extent failure to have such licenses, permits and consents is not reasonably likely to have a Material Adverse Effect.

(iv)	Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to Seller’s Actual Knowledge, threatened in writing against Seller or any of its assets, which is reasonably likely to have a Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)	No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)

Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans free of any adverse claim, subject to the rights of

Seller and other obligations of Buyer pursuant to the terms of this Agreement. In the event the related Transaction is recharacterized as a secured financing of the Purchased Loans, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral and Buyer shall have a valid, perfected first priority security interest in the Purchased Loans.

(vii)	No Default. As of the date of this Agreement and each Purchase Date, no Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents. At all times while this Agreement and any Transaction thereunder is in effect, no monetary Default, material non-monetary Default or Event of Default to Seller’s Actual Knowledge has occurred and is continuing under or with respect to the Transaction Documents.

(viii)	Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. Seller represents and warrants to Buyer that each Purchased Loan sold in a Transaction hereunder, as of the related Purchase Date for such Transaction and as of any Business Day on which Margin Excess is made available by Buyer to Seller which increases the outstanding Purchase Price of such Purchased Loan, conforms to the applicable representations and warranties set forth in Exhibit VI attached hereto in all material respects, except as disclosed to Buyer in writing. With respect to each Purchased Loan, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(ix)	Adequate Capitalization; No Fraudulent Transfer. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, and is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. Seller has not received any written notice that any payment or other transfer made to or on account of Seller from or on account of any Mortgagor or any other person obligated under any Purchased Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.

(x)	Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize,

or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect).

(xi)	Members. Seller is a wholly owned subsidiary of Guarantor.

(xii)	Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)	No Encumbrances. Except to the extent expressly set forth in this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Loans.

(xiv)	Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xv)	Taxes. Seller and Guarantor have filed or caused to be filed all U.S. federal and other material tax returns which are required to be filed with respect to Seller and have paid all U.S. federal and other material taxes imposed on or with respect to Seller except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against Seller or its assets (except for Permitted Liens).

(xvi)	ERISA. Neither Seller nor any ERISA Affiliate maintains any Plans and neither Seller nor any ERISA Affiliate and makes any contributions to any Plans or any Multiemployer Plans.

(xvii)	Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America. No Act of Insolvency has ever occurred with respect to Seller.

(xviii)	Full and Accurate Disclosure. No information contained in the Transaction Documents or in any written statement prepared and delivered by Seller or Guarantor pursuant to the terms of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xix)	Financial Information. All financial data concerning Seller and Guarantor that has been delivered by Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. To Seller’s Actual Knowledge, all financial data concerning the Purchased Loans that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller and Guarantor or in the operations of Seller and Guarantor or, to Seller’s Actual Knowledge, the financial position of the Purchased Loans, which change is reasonably likely to have in a Material Adverse Effect.

(xx)	Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as set forth in Annex I. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxi)	Prohibited Person. None of Seller, Guarantor or any of their respective Affiliates is a Prohibited Person and each of Seller and Guarantor is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. None of Seller or Guarantor or any of their respective members, directors, executive officers, parents or Subsidiaries, as applicable: (A) are subject to U.S. or multilateral economic or trade sanctions currently in force; (B) are owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; or (C) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Each of Seller and Guarantor has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

11.	NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a) subject to Seller’s right to repurchase any Purchased Loan, take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;

(c) create, incur or permit to exist any Lien in or on the Purchased Loans, except as described in Section 6 of this Agreement;

(d) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement;

(e) modify or terminate any of the organizational documents of Seller (except Buyer shall not unreasonably withhold or delay any request for a consent to such modification to the organizational documents (excluding the special purpose entity provisions));

(f) consent to any amendment or supplement to, or termination of any note, loan agreement, mortgage or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Loans (other than Permitted Purchased Loan Modifications), unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement; provided, that notwithstanding the foregoing, to the extent Buyer’s prior approval is required for any such amendment or termination set forth in this Section 11(f) and Seller delivers a written request for approval to Buyer which is not responded to within five (5) Business Days, then Buyer shall be deemed to have granted its approval to such amendment or termination if Seller proceeds to deliver to Buyer a second written request for approval which is not responded to within five (5) Business Days, so long as such second request is marked in bold lettering with the following language: “BUYER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A REPURCHASE AGREEMENT BETWEEN THE UNDERSIGNED AND BUYER” and the envelope containing the request must be marked “PRIORITY”;

(g) admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interest in Seller;

(h) enter into any Hedging Transactions (it being understood and agreed Seller shall not have any obligation to enter into Hedging Transactions with respect to individual Purchased Loans or pursue hedging strategies at the level of Seller with respect to the Purchased Loans);

(i) after the occurrence and during the continuation of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

12.	AFFIRMATIVE COVENANTS OF SELLER

(a) Seller shall use commercially reasonable efforts to promptly notify Buyer of any change in its business operations and/or financial condition that would be reasonably likely to have a Material Adverse Effect; provided, however, the failure to deliver such notice in accordance with this Section 12(a) shall not give rise to an Event of Default; provided, further, that nothing in this Section 12 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request and which are in Seller’s possession or control evidencing the truthfulness of the representations set forth in Section 10.

(c) Seller (1) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the Liens of all Persons (other than security interests by or through Buyer and Permitted Liens) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default of which Seller has written notice or Actual Knowledge and which has not otherwise been disclosed pursuant to the reports delivered in accordance with Section 12(i).

(e) With respect to each fixed rate Purchased Loan, Seller shall enter into Hedging Transactions designed to mitigate interest rate risk (i.e. not credit risk) pursuant to a hedging strategy reasonably acceptable to Buyer and pledge such Hedging Transactions to Buyer as Collateral (including, without limitation, to the extent such Hedging Transactions are entered into with a party other than Buyer, delivering a collateral assignment of such Hedging Transactions in form and substance acceptable to Buyer). Seller acknowledges Buyer will mark to market such Hedging Transactions from time to time in accordance with and subject to the terms of this Agreement.

(f) Seller shall promptly (and in any event not later than three (3) Business Days following receipt) deliver to Buyer (i) any written notice of the occurrence of an event of default received by Seller pursuant to the Purchased Loan Documents and (ii) any other information with respect to the Purchased Loans within Seller’s possession or control as may be reasonably requested by Buyer from time to time.

(g) Seller will permit Buyer or its designated representative to inspect at Buyer’s sole cost and expense (so long as an Event of Default has not occurred and is not continuing) Seller’s records which are not privileged or confidential (but excluding for this purpose all information received from Mortgagors or other obligors on the Purchased Loans) and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (not to exceed twice per calendar year, so long as an Event of Default has not occurred and is not continuing), subject to the terms of any confidentiality agreement between Buyer and Seller and applicable law, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality and applicable law. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h) At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i) Seller shall provide Buyer with the following financial and reporting information:

(i)	Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s and (to the extent prepared separately from Guarantor) Seller’s unaudited consolidated balance sheets as of the end of such quarter, in each case certified as being true and correct by an officer’s certificate;

(ii)	Within 90 days after the last day of its fiscal year, Guarantor’s audited and (to the extent prepared separately from Guarantor) Seller’s unaudited (or, if generated by Seller, Seller’s audited) consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in the case of Guarantor, by an unqualified report of a nationally recognized independent certified public accounting firm, Deloitte & Touche LLP or any other accounting firm consented to by Buyer in its reasonable discretion;

(iii)	Within 30 days after the last day of each calendar month, any and all property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Loans that was received during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls and income statements;

(iv)	Within 30 days after the last day of each calendar quarter in any fiscal year, an officer’s certificate from Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller and Guarantor are in compliance in all material respects with all of the terms and requirements of this Agreement, (y) Guarantor is in compliance with the financial covenants set forth in the Guaranty (including therein detailed calculations demonstrating such compliance) and (z) no Event of Default has occurred and is continuing; and

(v)	With respect to the Purchased Loans and related Mortgaged Properties: (x) within 30 days after the last day of each calendar month, Seller’s monthly operations report covering occupancy, collections, delinquencies, losses, recoveries, cash flows and such other property level information as may reasonably be requested by Buyer and (y) within 30 days after the last day of each calendar quarter in any fiscal year, an asset management report prepared by Seller or Guarantor.

(j) Seller shall at all times comply with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, except to the extent any failure thereof is not reasonably likely to result in a Material Adverse Effect. Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l) Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any Lien upon the Collateral, except for Permitted Liens or similar charges.

(m) Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account.

(n) In the event that Guarantor terminates BXMT Advisors L.L.C. as Guarantor’s external manager pursuant to the Amended and Restated Management Agreement, dated as of March 26, 2013, between Guarantor and BXMT Advisors L.L.C., any replacement external manager or switch to internal management shall be subject to Buyer’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

13.	SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a) It is and intends to remain Solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from and solely to the extent of its own assets as the same shall become due.

(b) It has complied and will comply with the provisions of its organizational documents (i.e. certificate of formation and operating agreement) in all material respects.

(c) It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.

(d) It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person (except, in each case, to the extent consolidation is permitted under GAAP or as a matter of law), and, to the extent required by law, it will file its own tax returns, if any (except, for the avoidance of doubt, if the Seller is included as part of a consolidated, unitary, combined or similar tax return, or if the Seller is disregarded as a separate entity for applicable tax purposes).

(e) It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any misunderstanding of which it has Actual Knowledge regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate.

(f) It has not owned and will not own any property or any other assets other than Purchased Loans, cash and its interest under any associated Hedging Transactions.

(g) It has not engaged and will not engage in any business other than the acquisition, origination, ownership, servicing, enforcement, financing and disposition of Purchased Loans in accordance with the applicable provisions of the Transaction Documents and its organizational documents.

(h) It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i) It has not incurred and will not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) with respect to the Purchased Loan Documents, and (B) trade payables in the ordinary course of its business which are either (x) no more than ninety (90) days past due and do not exceed $500,000.00 in the aggregate or (y) more than ninety (90) days past due and do not exceed $250,000.00 in the aggregate, and are being contested in good faith and for which adequate reserves are maintained, and (C) as otherwise expressly permitted under this Agreement.

(j) It has not made and will not make any loans or advances to any other Person, except as permitted under this Agreement, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person.

(k) It will maintain adequate capital derived from income from its business operations for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l) It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control or consolidation or merger with respect to Seller.

(m) It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p) Seller shall not take any Act of Insolvency without the affirmative vote of the Independent Director.

(q) It shall at all times maintain at least one Independent Director. For so long as the Repurchase Obligations remain outstanding, Seller shall not take any of the actions contemplated by Section 13(p) above (including, to the extent, applicable without the affirmative vote of such Independent Director).

(r) It shall not pledge its assets to secure the obligations of any other Person.

14.	EVENTS OF DEFAULT; REMEDIES

(a) After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller in accordance with Section 7(b) for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. With respect to each Transaction, each of the following clauses (i) through (xv) shall be an Event of Default under this Agreement:

(i)	Seller fails to repurchase the Purchased Loans upon the applicable Repurchase Date;

(ii)	Seller fails to cure a Margin Deficit in accordance with Section 4 hereof;

(iii)	an Act of Insolvency occurs with respect to Seller or Guarantor;

(iv)	Guarantor fails to qualify as a REIT (after giving effect to any cure or corrective periods or allowances pursuant to the Code);

(v)	either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Loans, or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans;

(vi)	if an event occurs which would constitute (a) an “event of default” under any Hedging Transaction or (b) a “termination event” or an “additional termination event” under any Hedging Transaction (and, in either case, Seller has failed to cure the “event of default” within the applicable cure period or to meet its obligation to pay the Early Termination Amount, if any, pursuant to the terms of such Hedging Transaction);

(vii)	failure of Buyer to receive within one (1) Business Day after any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer);

(viii)	failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement (other than due to any act or failure to act of Depository to the extent available funds are on deposit in the Cash Management Account), which failure is not remedied within three (3) Business Days after written notice thereof to Seller from Buyer;

(ix)	any Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, or (iii) terminate the activities of Seller as contemplated by the Transaction Documents;

(x)	a Change of Control shall have occurred;

(xi)

any representation (other than a MTM Representation) made by Seller or Guarantor in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such incorrect or untrue representation exists and continues unremedied for ten (10) Business Days after the earlier of receipt of written notice thereof from Buyer or the Seller’s acquiring Actual Knowledge of such incorrect or untrue representation (other than the representations and warranties set forth in Section 10(b)(viii) of this Agreement made by Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect, provided Seller repurchases the related Purchased Loan on an Early Repurchase Date no later than three (3) Business Days after receiving notice of such incorrect or untrue representation and terminates the related Transaction; provided further Seller shall not have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made);

(xii)	(i) Guarantor breaches any of the payment obligations set forth in the Guaranty or (ii) Guarantor shall fail to observe any of the financial covenants set forth in the Guaranty or (iii) shall have defaulted or failed to perform any of the other obligations under the Guaranty in any material respect and such default or failure referred to in this clause (iii) remains uncured for a period of seven (7) Business Days after the earlier of receipt of notice thereof from Buyer or the Seller’s acquiring Actual Knowledge of such default or failure by Guarantor;

(xiii)	a final non-appealable judgment by any competent court in the United States of America for the payment of money in an amount greater than $100,000 (in the case of Seller) or $5,000,000 (in the case of the Guarantor) shall have been rendered against Seller or Guarantor, and remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is stayed by the posting of cash or a bond or other collateral acceptable to Buyer in the amount of the judgment;

(xiv)	Seller or Guarantor shall have (x) defaulted under any note, indenture, loan agreement, guaranty or other Indebtedness to which it is a party, which default (A) involves the failure to pay a matured obligation in excess of $100,000 (in the case of Seller) or the greater of (a) $5,000,000 or (b) 5% of Tangible Net Worth (as such term is defined in the Guaranty) (in the case of Guarantor), or (B) results in the acceleration of the maturity of such Indebtedness in excess of a principal amount of $100,000 (in the case of Seller) or the greater of (a) $5,000,000 or (b) 5% of Tangible Net Worth (as such term is defined in the Guaranty) (in the case of Guarantor) by any other party to or beneficiary of such note, indenture, loan agreement, guaranty or other Indebtedness or (y) failed to perform any other material non-payment obligation under such note, indenture, loan agreement, guaranty or other Indebtedness with an asserted actual out-of-pocket damages claim in excess of the limits referenced in clause (x) with respect to Seller or Guarantor, as applicable and acceleration occurs under such Indebtedness as a result thereof; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor cures such default or failure to perform, as the case may be, within the grace notice and/or cure period, if any, provided under the applicable agreement; or

(xv)	if Seller or Guarantor shall breach or fail to perform any of the terms, agreements, conditions, covenants or obligations applicable to such Person under this Agreement, any other Transaction Document or any Purchased Loan Document to which such Person is a party, other than as specifically otherwise referred to in this definition of “Event of Default” (including, without limitation, the failure by Seller to deliver any report required pursuant to Section 12(i)), and such breach or failure to perform is not remedied within fifteen (15) Business Days after written notice thereof to Seller from the applicable party or its successors or assigns; (each of (i) through (xv), an “Event of Default”).

(b) If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)	At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)	to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the outstanding Purchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Sections 4 or 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(b)(iii) of this Agreement); and

(C)	the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)	Upon the occurrence and during the continuance of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner in accordance with Requirements of Law, and with prior written notice to Seller, at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the market value of such Purchased Loans as determined by Buyer in its sole discretion against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied in accordance with Section 5(g).

(iv)	The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion in accordance with Requirements of Law, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)	Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) all actual costs incurred in connection with the termination of Hedging Transactions, and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence and continuance of an Event of Default with respect to Seller.

(vi)	Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer pursuant to this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)	Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence and continuance of an Event of Default (other than with respect to Buyer) and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)	Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)	Upon the designation of any Accelerated Repurchase Date, Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give written notice to the other party of any set off effected under this Section 14(b)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest. This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

15.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.	RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.

17.	NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) by email with proof of delivery to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of email, upon receipt of confirmation of transmission and delivery, respectively, provided that such notice sent by email was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given. Notwithstanding the foregoing, in the event that Seller directs Buyer to transfer funds pursuant to a Transaction or otherwise in accordance with Section 3 or 4 to an account or recipient other than Seller’s wiring instructions specified on Annex I, such direction shall be in writing (including in a Confirmation) and signed by two (2) authorized officers of Seller.

18.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.	NON-ASSIGNABILITY

(a) The rights and obligations of Seller under the Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.

(b) Upon prior written notice to Seller, Buyer shall be entitled to assign an interest in its rights and obligations under the Transaction Documents and/or under any Transaction to any other Person or issue one or more participation interests with respect to any or all of the Transactions and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, however, in all such instances, so long as no Event of Default has occurred and is continuing, (i) Buyer may not assign an interest in its rights and obligations under the Transaction Documents and/or under any Transaction or issue one or more participation interests with respect to any or all of the Transactions to any Prohibited Transferee, (ii) Buyer shall retain control and authority over its rights and obligations under the Transaction Documents and/or under any Transaction, (iii) Seller shall not be obligated to deal directly or indirectly with any party other than Buyer, and (iv) Seller shall not be charged for, incur or be required to pay or reimburse Buyer or any assignee, transferee, participant or other third party for any costs that would not have been incurred but for the assignment, participation, bifurcation or allocation by Buyer in accordance with this Section 19(b). In furtherance of and without limitation to the foregoing, in no event shall Buyer confer on or grant any rights in any Person other than Buyer any right to determine the Market Value of any Purchased Loan, to declare a Margin Deficit, to determine whether a Default or Event of Default has occurred or is continuing, to approve a Purchased Loan, to make available to Seller Margin Excess, or to enforce any provision of any Transaction Documents against Seller or Guarantor, it being understood and agreed that nothing herein shall restrict or limit Buyer’s right to consult with and consider the views and opinions of any assignee, transferee or participant under this Agreement.

(c) Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a register for the recordation of each assignment pursuant to Section 19(b) above and the name and address of any assignee, and the Repurchase Price and Price Differential owing to such assignee (the “Register”). The entries in the Register shall be conclusive absent manifest error. Buyer and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the applicable rights and obligations and no transfer or assignment shall be effective unless duly noted in the Register. The Register shall be available for inspection by the Seller at any reasonable time and from time to time upon reasonable request.

(d) The Buyer and each assignee, if any that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it records such sale, the name and address of the applicable participant and, with respect to each such participant, the participated Repurchase Price and Price Differential (the “Participant Register”). Neither the Buyer nor any such assignee shall have any obligation to disclose the identity of any participant or any information relating to a participant’s interest in any obligations under any Transaction Document to any Person except (i) to the extent that the Internal Revenue Service requests such disclosure (from Seller, Guarantor, Buyer, such assignee or otherwise) or such disclosure is otherwise reasonably determined to be required to establish that such obligation is in registered form under Section 5f.103-1I of the United States Treasury Regulations (the “Treasury Regulations”), and (ii) the portion of the Participant Register relating to any such participant requesting (directly or through Buyer or an assignee) payment from Seller under the Transaction Documents shall be made available to Seller upon reasonable request. The entries in the Participant Register shall be conclusive absent manifest error. The applicable Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement and no sale of a participation shall be effective unless duly noted in the Participant Register.

(e) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

20.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

21.	NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

22.	USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Section, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Section, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to

Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

23.	INTENT

(a) The parties recognize and agree that: (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (ii) payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, and (iii) the grant of a security interest set forth in Sections 6 and 29(b) hereof and the Guaranty, each of which secures the rights of Buyer hereunder also constitutes a “repurchase agreement” as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code. It is further understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to the Transaction so constituting a “repurchase agreement” or “securities contract”.

(b) The parties recognize and agree that each of Buyer and Seller is a “repo participant” as that term is defined in Section 101(46) of the Bankruptcy Code.

(c) The parties recognize and agree that each party (for so long as each is either a “financial institution,” “financial participant,” repo participant, or “master netting participant” or other entity listed in Section 555, 559, 561, 362(b)(6), or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract” and a “master netting agreement,” including (x) the rights set forth in Sections 3 and 14 and in Section 555, 559, and 561 of the Bankruptcy Code to liquidate the Purchased Loans and/or accelerate or terminate this Agreement, and (y) the right to offset or net out termination payments, payment amounts or other transfer obligations and otherwise exercise contractual rights as set forth in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), and 546 of the Bankruptcy Code.

(d) Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement”, “securities contract” and/or “master netting agreement”, or (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable.

(e) It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 or 29 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.

(f) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each of the Transactions hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Transactions would render such definition inapplicable).

(g) The parties agree and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Transactions hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(h) In light of the intent set forth above in this Section 23, each Party agrees that, from time to time upon the written request of the other Party (the “Requesting Party”), each Party will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in the Requesting Party’s good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements”, “securities contracts” and “master netting agreements”; provided, however, that either Party’s failure to request, or either Party’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements”, “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

(i) Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, the Transactions constitute a loan from Buyer to Seller, and that Seller is and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes. Unless prohibited by applicable law, Seller and Buyer (and its assignees and participants, if any) shall treat the Transactions as described in the preceding sentence for all U.S. Federal, state and local income and franchise tax purposes (including, without limitations, on any and all filings with any U.S. Federal, state or local taxing authority).

24.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 25 shall affect the right of Buyer or Seller to serve legal process in any other manner permitted by law or affect the right of Buyer or Seller to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26.	NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

27.	INDEMNITY

Seller hereby agrees to indemnify Buyer and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable attorneys fees and disbursements of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any

Environmental Law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including reasonable attorneys’ fees of outside counsel), actual out-of-pocket loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.

28.	DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer of Seller and/or the Custodian. Seller also shall make available to Buyer upon reasonable advance written notice a knowledgeable financial or accounting officer for the purpose of answering financial or accounting questions respecting the Purchased Loan Files and the Purchased Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all actual costs and expenses reasonably incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28 and for Buyer’s actual costs and out-of-pocket expenses incurred in connection with due diligence reviews with respect to Eligible Loans which Seller proposes to make the subject of a Transaction under this Agreement. Notwithstanding the foregoing, (x) Seller’s obligation to reimburse Buyer for Buyer’s out-of-pocket costs and expenses (including legal expenses) incurred in connection with Eligible Loans which Seller proposes to make the subject of a Transaction shall not exceed $15,000 with respect to any individual Eligible Loan without Seller’s prior consent and (y) so long as an Event of Default has not occurred and is not continuing, with respect to any due diligence Buyer proposes to perform with respect to any Purchased Loan after the related Purchase Date which would create a reimbursement obligation on the part of Seller, Buyer shall provide to Seller prior written notice of such due diligence activities (including an estimate of the cost) and a reasonable opportunity for Seller to demonstrate to Buyer that such due diligence need not be performed, provided the final determination to perform or not perform such due diligence shall be made by Buyer.

29.	SERVICING

(a) Seller and Buyer agree that all Servicing Rights with respect to the Purchased Loans are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such applicable Purchased Loan. Notwithstanding the purchase and sale of the Purchased Loans and Servicing Rights hereby, Seller or, upon request by Seller, Servicer shall be granted a revocable license to exercise the Servicing Rights with respect to the Purchased Loans for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate a Purchased Loan prior to the Repurchase Date pursuant to Section 8, Buyer’s assigns (which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default); provided, however, that the obligations of Seller or Servicer to service the Purchased Loans shall cease, at Seller’s option, upon the payment by Seller to Buyer of the Repurchase Price therefor. Seller shall cause Servicer to service the Purchased Loans pursuant to the Servicing Agreement, in each case, in accordance with Accepted Servicing Practices. Seller shall obtain the written consent of Buyer prior to appointing any third party Servicer for a Purchased Loan or entering into any Servicing Agreement with a Servicer (other than the initial Servicing Agreement with Midland Loan Services as initial Servicer).

(b) Seller agrees that Buyer is the owner of all servicing records, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (collectively, the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of the Seller or Servicer to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records which are in Seller’s possession and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing released basis or (ii) terminate any Seller or Servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee to the extent provided in the Servicing Agreement.

(d) Seller shall not employ or permit Servicer to employ sub-servicers to service the Purchased Loans without the prior written approval of Buyer in its sole discretion except to the extent permitted in the Servicing Agreement.

(e) The payment of servicing fees under any Servicing Agreement shall be solely the obligation of Seller.

30.	MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of outside accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder. Seller agrees to pay Buyer promptly all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer promptly all reasonable actual out-of-pocket costs and expenses (including reasonable expenses for legal services of outside counsel) reasonably incurred in connection with the maintenance of the Cash Management Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i) The parties recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

31.	TAXES

(a) Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 31) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Seller shall timely pay any Other Taxes of which it is aware to the relevant Governmental Authority in accordance with applicable law.

(c) Seller shall indemnify Buyer, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 31) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail calculation of the amount of such payment or liability (together with a certified copy of the return reporting such payment, if applicable or other evidence of such payment reasonably satisfactory to the Seller) delivered to Seller by Buyer shall be conclusive absent manifest error.

(d) Buyer shall deliver to Seller such documentation as prescribed by applicable law or as reasonably requested by Seller as will enable Seller to determine whether or not payments hereunder or under any other Transaction Document to or for the benefit of Buyer (or any assignee or participant thereof) is subject to tax withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, if Buyer (or an assignee or participant thereof) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times prescribed by applicable law and otherwise as reasonably requested by Seller, such properly completed and executed documentation as prescribed by applicable law or as reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing:

(i) On or prior to the date on which the Buyer becomes a Buyer under this Agreement and prior to the entry in the Register of any assignment to a U.S. Person (and from time to time thereafter as required by applicable law or upon the reasonable request of Seller) the Buyer shall deliver to the Seller two (2) executed originals of IRS Form W-9 (or successor forms) certifying that Buyer (and/or such assignee) is exempt from U.S. federal backup withholding tax.

(ii) On or prior to entry in the Register of an assignment to an assignee that is not a U.S. Person (and from time to time thereafter as required by applicable law or upon the reasonable request of Seller) the Buyer shall deliver to the Seller two (2) executed originals of IRS Forms W-8ECI, W-8BEN, W-8IMY (or any successor forms thereof, as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such person’s entitlement to exemption from, or reduction in the rate of, withholding Taxes.

(e) If a payment made to the Buyer (or any assignee or participant thereof) under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such person shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such person has complied with it’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(f) Buyer may not effect an assignment (and may not reflect such assignment in the Register) to an assignee that is not a U.S. Person, unless such assignee delivers a valid U.S. branch withholding certificate on IRS Form W-8IMY (or any successor thereto) evidencing its agreement with the Buyer and the Seller to be treated as a U.S. Person for U.S. federal withholding purposes.

(g) Buyer (and each applicable assignee and participant) agrees that if any form or certification it previously delivered (on behalf of itself or any assignee or any participant thereof) expires or becomes obsolete or inaccurate in any respect, it shall update (in the case of an assignee or participant, by obtaining such updated form for such person) such form or certification or promptly notify Seller in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 31 (including by the payment of additional amounts pursuant to this Section 31), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 31 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 31(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 31(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 31(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 31(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 31 shall survive any assignment of rights by, or the replacement of, Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

CITIBANK, N.A.

By:	/s/ Richard B. Schlenger
Name:	Richard B. Schlenger
Title:	Authorized Person

[SIGNATURES CONTINUE ON NEXT PAGE]

Signature Page to Master Repurchase Agreement

SELLER:

PARLEX 2 FINANCE, LLC, a Delaware limited liability company

By:	/s/ Douglas Armer
Name:	Douglas Armer
Title:	Principal, Head of Capital Markets

Signature Page to Master Repurchase Agreement

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties and Wire Instructions
SCHEDULE I	Prohibited Transferees
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Form of Custodial Delivery
EXHIBIT IV	Eligible Loan Due Diligence Checklist
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Each Individual Purchased Loan
EXHIBIT VII	Collateral Tape
EXHIBIT VIII	Form of Transaction Request
EXHIBIT IX	Form of Request for Margin Excess
EXHIBIT X	Form of Irrevocable Direction Letter

ANNEX I

Names and Addresses for Communications Between Parties and Wire Instructions

Buyer:

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Richard Schlenger

Tel: (212) 816-7806

Email: Richard.Schlenger@Citi.com

and

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Brian Krisberg, Esq.

Tel: (212) 839-8735

Email: Brian.Krisberg@Sidley.com

Seller:

Parlex 2 Finance, LLC

c/o Blackstone Mortgage Trust, Inc.

345 Park Avenue

New York, NY 10154

Attention: Douglas Armer

Tel: (212) 583-5000

Email: BXMTCitiRepo@blackstone.com

With copies to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: David C. Djaha

Tel: (212) 841-0489

Email: david.djaha@ropesgray.com

Payments to Buyer: Payments to Buyer under this Agreement shall be made by transfer, via wire transfer, to the following account of Buyer: Citibank, New York, ABA #: 021000089, Account #: 36855692, Account Name: Citi, NA, Ref: Loan No. BXMT, Credit to: Mortgage Ops.

Payments to Seller: Payments to Seller under this Agreement shall be made by transfer, via wire transfer, to the following account of Seller: Bank of America, ABA #: 026009593, Account #: 483024227101, Account Name: “Blackstone Mortgage Trust, Inc.”.

SCHEDULE I

Prohibited Transferees

All Affiliates, successors and assigns of the entities listed on this Schedule I and such other Persons indicated by Seller from time to time and approved by Buyer, such approval not to be unreasonably withheld, shall be Prohibited Transferees, as defined and used in the Agreement.

Angelo, Gordon & Co., L.P.	LoanCore Capital, LLC
Annaly Capital Management, Inc.	Lone Star U.S. Acquisitions, LLC
Apollo Commercial Real Estate Finance, Inc.	Macquarie Group Limited
Arbor Realty Trust Inc.	Mesa West Capital, LLC
Ares Commercial Real Estate Corporation	NCH Capital Inc.
Brookfield Investment Management Inc.	Newcastle Investment Corp.
Cantor Fitzgerald & Co.	NorthStar Realty Finance Corp.
CapitalSource Inc.	OZ Management LP
Children’s Investment Fund LP	RAIT Financial Trust
Colony Financial, Inc.	Redwood Trust Inc.
CreXus Investment Corp.	Rialto Capital Management, LLC
Fortress Credit Corp.	SL Green Realty Corp.
Guggenheim Partners, LLC	Square Mile Capital Management, LLC
H/2 Credit Manager LP	Starwood Capital Group
iStar Financial Inc.	Starwood Property Trust, Inc.
KKR & Co. L.P.	TPG Capital Management, L.P.
Ladder Capital Securities LLC	Winthrop Capital Management, LLC

EXHIBIT I

CONFIRMATION STATEMENT

Ladies and Gentlemen:

Citibank, N.A., is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Citibank, N.A. shall purchase from you the Purchased Loans identified in the Master Repurchase Agreement, dated as of June 12, 2013 (the “Agreement”), between Citibank, N.A. (“Buyer”) and PARLEX 2 FINANCE, LLC (“Seller”) as follows below and on the attached Schedule 1. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchased Loan:	As identified on attached Schedule 1
Aggregate Principal Amount of Purchased Loan:	As identified on attached Schedule 1
Governing Agreements:	As identified on attached Schedule 1
Purchase Date:	, 20
Repurchase Date:	The earlier of (x) the Facility Expiration Date and (y) the maturity date of the Purchased Loan, not extended (i.e. [ , 20 ])
Purchase Price Percentage:	[ %]
Maximum Purchase Price Percentage:	[ %]
Pricing Rate:	one month LIBOR plus [ %]
Margin Percentage:	[ %]
LTV (Purchase Price):	[ %]
Maximum LTV (Purchase Price):	[ %]
LTV (Aggregate Loan UPB):	[ %]
LTV (Loan UPB):	[ %]
Purchase Price:	[$ ]
Maximum Purchase Price as of Purchase Date:	[$ ]
Funding Fee:	[$ ]
Future Funding Conditions Precedent:	[ ]
Type of Funding:	[Table Funding/Non-Table Funding]

[Wiring Instructions][1]	[ABA No:
Credit:
Acct. No:
	Reference:	]

[1]	If different than the standard wiring instructions on Annex I to the Master Repurchase Agreement. In such instance, Confirmation requires signature of two officers of Seller.

Name and address for communications:	Buyer:	Citibank, N.A. 388 Greenwich Street New York, New York 10013 Attention: Richard Schlenger Tel: (212) 816-7806 Email: Richard.Schlenger@Citi.com

	Seller:	Parlex 2 Finance, LLC c/o Blackstone Mortgage Trust, Inc. 345 Park Avenue New York, NY 10154 Attention: Douglas Armer Tel: (212) 583-5000 Email: BXMTCitiRepo@blackstone.com

CITIBANK, N.A.

By:
Name:
Title:

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

PARLEX 2 FINANCE, LLC,
a Delaware limited liability company

By:
Name:
Title:

[By:
Name:
Title:][2]

[2]	Second signature of Seller is only needed if Seller is directing Buyer to fund to an account other than Seller’s account specified in Annex I to the Master Repurchase Agreement.

Schedule 1 to Confirmation Statement

Purchased Loan:

Aggregate Principal Amount:

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

Douglas N. Armer

Randall S. Rothschile

Geoffrey G. Jervis

Thomas C. Ruffing

Michael B. Nash

Stephen D. Plavin

II-1

EXHIBIT III

FORM OF CUSTODIAL DELIVERY

On this      day of             , 20    , Parlex 2 Finance, LLC, a Delaware limited liability company (“Seller”), pursuant to (i) that certain Custodial Agreement, dated as of             , 2013 (as amended, modified or supplemented from time to time, the “Custodial Agreement”), among Seller, U.S. Bank National Association, as Custodian, and Citibank, N.A. (“Buyer”) and (ii) that certain Master Repurchase Agreement, dated as of June 12, 2013 (as amended, modified or supplemented from time to time, the “Repurchase Agreement”), between Seller and Buyer, does hereby deliver the documents comprising the Purchased Loan File(s) (and listed on Exhibit B hereto with respect to the Purchased Loan(s) identified in Exhibit A hereto) to (a) the Bailee, for Bailee to hold and deliver to Custodian as set forth therein, and (b) the Custodian (through the Bailee aforesaid pursuant to Section 7(b) of the Repurchase Agreement and that certain Attorney’s Bailee Letter between Bailee and Seller dated as of June 12, 2013 the “Attorney’s Bailee Letter”). Seller hereby instructs Bailee to comply with the terms of the Attorney’s Bailee Letter, and hereby instructs Custodian to comply with the Custodial Agreement, in each case, holding the Purchased Loan File(s) for the benefit of Buyer.

With respect to the Purchased Loan File(s) delivered herewith, for purposes of issuing its Trust Receipt, Custodian shall review the Purchased Loan File to confirm receipt of each of the documents identified on Exhibit B hereto.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

[Remainder of this page intentionally left blank.]

III-1

IN WITNESS WHEREOF, Seller has caused this Custodial Delivery Certificate to be executed and delivered by its duly authorized officer as of the day and year first above written.

PARLEX 2 FINANCE, LLC, a Delaware limited liability company

By:
Name:
Title:

III-2

EXHIBIT IV

ELIGIBLE LOAN DUE DILIGENCE CHECKLIST

General Information

Asset Summary Report

Site Inspection Report

Maps and Photos

Borrower/Sponsor Information

Credit Reports

Financial Statements & Tax Returns

Borrower Structure or Org Chart

Bankruptcy and Foreclosure History

Property Information

Historical Operating Statements

Rent Rolls

Budget

Insurance Review

Retail Sales Figures

Market Survey

Leasing Information

Stacking Plan

Major Leases

Tenant Estoppels

Standard Lease Forms

SNDA’s

Third Party Reports

Appraisals

Environmental Site Assessments

Engineering Reports

Seismic Reports

Other Information

Hotel Franchise Compliance Reports

Hotel Franchise Agreement

Hotel Franchise Comfort Letters

Ground Lease

Management Contract

Documentation

Purchase and Sale Agreement

Closing Statement

Legal Binder

IV-1

EXHIBIT V

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that PARLEX 2 FINANCE, LLC (“Seller”), does hereby appoint Citibank, N.A. (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do during the occurrence and continuance of an Event of Default and, subject to the following sentence, during the occurrence and continuance of a monetary Default or material non-monetary Default, with respect to (i) the completion of the endorsements of the Mortgage Notes and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages, and (iii) the enforcement of Seller’s rights under the Purchased Loans purchased by Buyer pursuant to the Master Repurchase Agreement dated as of June[12], 2013 (the “Repurchase Agreement”), between Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Loans, the related Purchased Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. If a monetary Default or a material non-monetary Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) of the Repurchase Agreement (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer may exercise its power of attorney during the existence and continuation of any such monetary Default or material non-monetary Default, as the case may be, as Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) of the Repurchase Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OF FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

V-1

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed this      day of             , 2013.

PARLEX 2 FINANCE, LLC, a Delaware limited liability company

By:
Name:
Title:

V-2

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED LOAN

(1)	Whole Loan; Ownership of Purchased Loans. Except with respect to a Purchased Loan that is part of a Whole Loan, each Purchased Loan is a whole loan and not a participation interest in a Purchased Loan. Each Purchased Loan that is part of a Whole Loan is a senior portion of a whole mortgage loan evidenced by a senior note. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment, participation or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Loan other than any servicing rights appointment or similar agreement and rights of the holder of a related “B note” in an “A/B” structure in a commercial real estate loan (a “Junior Interest”). Seller has full right and authority to sell, assign and transfer each Purchased Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Loan other than the rights of the holder of a related Junior Interest.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Loan Documents.

(3)	Mortgage Provisions. The Purchased Loan Documents for each Purchased Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Loan File (a) the material terms of such Mortgage, Mortgage Note, Purchased Loan guaranty, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Purchased Loan.

(5)

Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Mortgagee constitutes a legal, valid and binding assignment to the Mortgagee. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified in the Due Diligence Package, leasehold) interest in the Mortgaged Property in the principal amount of such Purchased Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 6 (“Permitted Liens; Title Insurance”) of this Exhibit VI set forth in the related report delivered by Seller to Buyer of any exceptions to the representations and warranties set forth in this Exhibit VI (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Except as otherwise set forth in the Title Policy (as hereinafter defined) relating to the Purchased Loan, such Mortgaged Property (subject to and excepting Permitted Encumbrances and Title Exceptions) as of origination was, and currently is, free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Loan (or with respect to a Purchased Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Purchased Loan is part of a Whole Loan, the rights of the holder of the related Junior Interest; and (g) if the related Purchased Loan is cross-collateralized and cross-defaulted with one or more mortgage loans, the lien of the Mortgage for another mortgage loan contained in the same cross-collateralized and cross-defaulted group of mortgage loans; provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s Actual Knowledge, any other holder of the Purchased Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)

Junior Liens. It being understood that B notes secured by the same Mortgage as a Purchased Loan are not subordinate mortgages or junior liens, except for any Junior Interests and Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, there are, as of origination, and to Seller’s Actual Knowledge, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in the Due Diligence Package, the Seller has no Actual Knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Purchased Loan File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Purchased Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. Seller or the originator of the Purchased Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Purchased Loan and within thirteen months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Loan no more than thirteen months prior to the Purchase Date. To the Seller’s Actual Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, and except as disclosed on any engineering report or property condition assessment delivered to Buyer, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Purchased Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property, to Seller’s Actual Knowledge, have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. To the Seller’s Actual Knowledge, as of the Purchase Date, Seller has not received written notice from any government agency or body of any proceeding pending or threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Purchased Loan. To the Seller’s Actual Knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Purchased Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Purchased Loan Documents are being conveyed by the Seller to Buyer or its servicer.

(15)

No Holdbacks. Except as for Purchased Loans identified to Buyer in connection with the subject transaction as having future advances, the principal amount of the Purchased Loan stated in the Due Diligence Package has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the outstanding principal balance of the Purchased Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Purchased Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as “a Special Flood Hazard Area”, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL.

The related Purchased Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section due and payable as of the Purchase Date have been paid, and such insurance policies name the Mortgagee under the Purchased Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Buyer. Each related Purchased Loan obligates the related Mortgagor to maintain or cause to be maintained all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require prior notice as provided in the Mortgage Loan Documents to the lender of termination or cancellation (or such lesser period, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)	Access; Utilities; Separate Tax Lots. To the Seller’s Actual Knowledge, based solely upon Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To Seller’s Actual Knowledge based solely on current surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Purchased Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date) or an equity participation by Seller (excluding any equity interest held or pledged in connection with a Mezzanine Loan or preferred equity interest).

(20)

REMIC. To the extent such Purchased Loan is identified as being REMIC eligible, the Purchased Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Purchased Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Loan and (B) either: (a) such Purchased Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Purchased Loan was originated at least equal to 80% of the adjusted issue price of the Purchased Loan on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Loan and (B) a proportionate amount of any lien that is in parity with the Purchased Loan; or (b) substantially all of the proceeds of such Purchased Loan were used to acquire, improve or protect the real property which served as the only security for such Purchased Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Purchased Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Purchased Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Purchased Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. To Seller’s Actual Knowledge, in reliance solely upon legal opinions delivered in connection with a Purchased Loan, the interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Loan by Buyer.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s Actual Knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To the Seller’s Actual Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Purchased Loan as of the date of origination of such Purchased Loan (or related Whole Loan, as applicable) and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Mortgage Loan Documents, or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Purchased Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s Actual Knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Purchased Loan Documents for each Purchased Loan provide that such Purchased Loan (a) becomes full recourse to the Mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Purchased Loan, (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Purchased Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(27)

Mortgage Releases. The terms of the related Mortgage or related Purchased Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage, which, in the case of a Purchased Loan identified as REMIC eligible, at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Loan, (b) upon payment in full of such Purchased Loan, (c) upon a Defeasance defined in paragraph (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any Purchased Loan identified as REMIC eligible, with respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of such Purchased Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause such Purchased Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or Servicer can, in accordance with the related Purchased Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of such Purchased Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)

Acts of Terrorism Exclusion. With respect to each Purchased Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Loan, and, to Seller’s Actual Knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Loan, the related Purchased Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in the related report delivered by Seller to Buyer of any exceptions to the representations and warranties set forth in this Exhibit VI; provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Except as otherwise disclosed in the Due Diligence Package, subject to specific exceptions set forth below, each Purchased Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Loan Documents or a Person satisfying specific criteria identified in the related Purchased Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Purchased Loan, or future permitted mezzanine debt as set forth in the Due Diligence Package or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Junior Interest of any Purchased Loan or any subordinate debt that existed at origination and is permitted under the related Purchased Loan Documents, (ii) purchase money security interests (iii) any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, as set forth in the Due Diligence Package or (iv) Permitted Encumbrances. The related Mortgage or other Purchased Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Except as otherwise disclosed in the Due Diligence Package, each

Purchased Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Loan is outstanding. Both the Purchased Loan Documents and the organizational documents of the Mortgagor with respect to each Purchased Loan with an unpaid principal balance as of the Purchase Date in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Loan with an unpaid principal balance as of the Purchase Date of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Loan has an unpaid principal balance as of the Purchase Date equal to $5 million or less, its organizational documents or the related Purchased Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or commercial or multi-family properties, and whose organizational documents further provide, or which entity represented in the related Purchased Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or commercial or multi-family properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Purchased Loan that is cross-collateralized and cross-defaulted with the related Purchased Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)

Defeasance. With respect to any Purchased Loan that, pursuant to the Purchased Loan Documents, can be defeased (a “Defeasance”), (i) the Purchased Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Loan Documents; (ii) the Purchased Loan cannot be defeased within two years after the date of origination of such Purchased Loan; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Purchased Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Senior Loan is an ARD Loan, the entire principal balance outstanding on the anticipated repayment date, and if the Purchased Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Purchased Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Purchased Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Ground Leases. For purposes of this Exhibit VI, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Loan where the Purchased Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Purchased Loan File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Loan, or 10 years past the stated maturity if such Purchased Loan fully amortizes by the stated maturity (or with respect to a Purchased Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place, in Seller’s reasonable judgment and to Seller’s Actual Knowledge, commercially unreasonably restrictions on the identity of the Mortgagee and, upon foreclosing on the Mortgage, the Ground Lease is assignable to the holder of the Purchased Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with such Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Purchased Loan and its successors and assigns without the consent of the lessor;

(f)	The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s Actual Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s Actual Knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by a Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in an Act of Insolvency.

(35)	Servicing. The servicing and collection practices used by the Seller with respect to the Purchased Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans.

(36)	Origination and Underwriting. The origination practices of the Seller (or to Seller’s Actual Knowledge the related originator if the Seller was not the originator) with respect to each Purchased Loan have been, in all material respects, in material compliance with applicable law and as of the date of its origination, such Purchased Loan (or the related Whole Loan, as applicable) and to the extent originated by Seller or its Affiliates or, if originated by another Person, to Seller’s Actual Knowledge, the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit VI.

(37)	No Material Default; Payment Record. As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, no Purchased Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no Purchased Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments. As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, to the Seller’s Actual Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Purchased Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit VI (including, but not limited to, the prior sentence). Solely with respect to a Whole Loan, no person other than the holder of such Purchased Loan may declare any event of default under the Purchased Loan or accelerate any indebtedness under the Purchased Loan Documents.

(38)	Bankruptcy. To the Seller’s Actual Knowledge as of the Purchase Date and the date of the transfer of any Margin Excess to Seller, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal Act of Insolvency.

(39)	Organization of Mortgagor. With respect to each Purchased Loan, based solely upon Seller’s reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Loan (or related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Purchased Loan that is cross-collateralized and cross defaulted with another Purchased Loan, to Seller’s Actual Knowledge, no Purchased Loan has a Mortgagor that is an affiliate of another Mortgagor. An “Affiliate” for purposes of this Paragraph 39 means, a mortgagor that is under direct or indirect common ownership and control with another mortgagor.

(40)	Environmental Conditions. There is no material and adverse environmental condition or circumstance affecting the related Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the related Mortgaged Property. Neither Seller nor the underlying obligor on such Senior Loan has taken any actions which would cause the related Mortgaged Property not to be in material compliance with all applicable Environmental Laws. The related Purchased Loan Documents require the borrower to materially comply with all Environmental Laws. Each mortgagor has agreed to either indemnify the mortgagee for any losses resulting from any material, adverse environmental condition (to the extent such condition is not caused by Seller, or from any failure of the mortgagor to abide by such Environmental Laws) or has provided environmental insurance.

(41)	Appraisal. The Purchased Loan File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Purchased Loan origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Seller’s Actual Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)	Due Diligence Package. To Seller’s Actual Knowledge, the information pertaining to each Purchased Loan which is set forth in the Due Diligence Package is true and correct in all material respects as of the Purchase Date.

(43)	[Intentionally Omitted]

(44)	Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Loan Documents, and, to Seller’s Actual Knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Loan (other than as contemplated by the Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Purchased Loan, the failure to comply with which would have a material adverse effect on the Purchased Loan.

For purposes of these representations and warranties, “Mortgagee” shall mean the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Purchased Loan or, if applicable, any agent or servicer on behalf of such party.

EXHIBIT VII

COLLATERAL TAPE

		Appraisal	Appraisal	Appraisal	Appraisal	Appraisal	Appraisal	Appraisal	Appraisal	Appraisal	Rent Roll	Appraisal	Rent Roll- Physical	Rent Roll	All Debt- Calc	Calc	Mortgage	B-Note Original Balance	Mezzanine Debt Original Balance	Calc

Property ID	Number of Mortgaged Properties	Property Name	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, Sq. Ft.	Unit Description	Occupancy (%)	Occupancy Date	Total Debt Original Balance	Whole Loan Original Balance	A-Note Original Balance	B-Note Original Balance	Mezzanine Debt Original Balance	Total Debt Cut-off Balance

VII-1

Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Calc	Loan Amgt	Loan Amgt	Calc

Whole Loan Cut-off Balance	A-Note Cut-off Balance	B-Note Cut-off Balance	Mezzanine Debt Cut-off Balance	Total Debt Initial Maturity Balance	Whole Loan Initial Maturity Balance	A-Note Initial Maturity Balance	B-Note Initial Maturity Balance	Mezzanine Debt Initial Maturity Balance	Total Debt Final Maturity Balance	Whole Loan Final Maturity Balance	A-Note Final Maturity Balance	B-Note Final Maturity Balance	Mezzanine Debt Final Maturity Balance	A-Note Loan Per Unit	Whole Loan Loan Per Unit	Total Debt Loan Per Unit	Amortization Type (During Initial Term and Extended Term)	Interest Accrual Method	Original Term (Excluding Extensions)

VII-2

Loan Agmt	Loan Agmt	Calc	Calc	Calc	Calc	Calc		Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt			Loan Agmt	Loan Agmt

Original Amortization Term (Excluding Extensions)	Original Term (Including Extension Options)	IO Period	Seasoning	Remaining Term to Maturity	Remaining Amortization Term	Remaining Term (Including Extensions)	Remaining Amortization Term (Including Extensions)	Origination Date	First Due Date	Initial Maturity Date	Extension Options (Yes/No)	Extension Options Description	Fully Extended Maturity Date	First Extension Fee	Second Extension Fee	Third Extension Fee	Extension Test Description	Extension Spread Increase (Yes/No)	Extension Spread Increase Description	Exit Fees	Payment Day of Month

VII-3

Strike Price

	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Cap Agreement	Cap Agreement	Bloomberg	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt	Loan Agmt

Payment Date Business Day Convention)	Payment Grace Period Event of Default	Payment Grace Period Event of Late Fee	Balloon Grace Period Event of Default	Balloon Grace Period Event of Late Fee	Interest accrual period start	Interest accrual period end	Interest rate adjustment frequency	LIBOR rounding methodology	LIBOR Lookback Days	LIBOR Floor	LIBOR Cap	LIBOR Cap after Extension	LIBOR Cap expiration date	LIBOR Cap provider	LIBOR Cap provider rating	Total Debt Margin	Whole Loan Margin	A-Note Margin	B-Note Margin	Mezzanine Margin

VII-4

Calc	Calc	Calc	Calc	Calc	Calc	Loan Agmt	Calc	Calc		Loan Agmt

Total Debt Interest Rate	Whole Loan Interest Rate	Trust Asset Interest Rate	Total Debt Interest Rate (At LIBOR Cap)	Whole Loan Interest Rate (At LIBOR Cap)	Trust Asset Interest Rate (At LIBOR Cap)	Original Lockout Payments	Remaining Lockout Payments	Lockout End Date	Spread Maintenance	Open Payments	Prepayment String	Partially Prepayable without Penalty	Partially Prepayable without Penalty Description	Partial Collateral Release (Y/N)	Partial Collateral Release Description	Substitution Allowed (Y/N)	Substitution Provision Description	LockBox (Y/N)	Lockbox Type	Terms/ Description of Springing Lockbox (If applicable)

VII-5

	Closing Statement	Servicer Tape	Loan Agreement	Loan Agreement	Closing Statement	Servicer Tape	Loan Agreement	Loan Agreement	Loan Agreement		Loan Agreement	Closing Statement

Cash Management Triggers	Upfront RE Tax Reserve	Monthly RE Tax Reserve	Tax Reserve Cap	Terms/ Description of Springing Tax Reserve (If applicable)	Upfront Insurance Reserve	Monthly Insurance Reserve	Terms/ Description of Springing Insurance Reserve (If applicable)	Upfront Replacement Reserve	Monthly Replacement Reserve	Replacement Reserve Cap	Terms/ Description of Springing Replacement Reserve (If applicable)	Upfront Capex Reserve	Upfront TI/LC Reserve	Monthly TI/LC Reserve	TI/LC Reserve Cap	Terms/ Description of Springing TI/LC Reserve (If applicable)	Upfront Debt Service Reserve	Monthly Debt Service Reserve	Other Reserve Description	Upfront Other Reserve	Monthly Other Reserve

VII-6

		Appraisal	Appraisal	Appraisal	Appraisal

Other Reserve Cap	Terms/ Description of Springing Other Reserve (If applicable)	Appraised Value ($)	Appraisal Type	Appraisal Cap Rate	Appraised Value Date	Environmental Phase I Date	Phase II Recommended	Environmental Phase II Date	Engineering Report Date	Seismic Report Date	PML or SEL(%)	Ownership Interest	Ground Lease Expiration	Ground Lease Extension Options	Annual Ground Lease Payment	Ground Lease Escalation Terms	Borrower Name	Recourse Guarantor

VII-7

EXHIBIT VIII

FORM OF TRANSACTION REQUEST

Ladies and Gentlemen:

Pursuant to Section 3(a) of that certain Master Repurchase Agreement, dated as of June [12], 2013 (the “Agreement”), between Citibank, N.A. (“Buyer”) and Parlex 2 Finance, LLC (“Seller”), Seller hereby requests that Buyer enter into a Transaction with respect to the Eligible Loans set forth on Schedule 1 attached hereto, upon the proposed terms set forth below. Capitalized terms used herein without definition have the meanings given in the Agreement.

Proposed Eligible Loan:	[ ]

Aggregate Principal Amount of Proposed Eligible Loan:	[$ ]

Amount of Purchase Price Requested by Seller:	[$ ]

VIII-1

Name and address for communications:	Buyer:

Citibank, N.A.
388 Greenwich Street New York, New York 10013
		Attention:	Richard Schlenger
		Telephone:	(212) 816-7806
Email: Richard.Schlenger@Citi.com

Seller:

Parlex 2 Finance, LLC c/o Blackstone Mortgage Trust, Inc. 345 Park Avenue
New York, NY 10154
Attention: Douglas Armer
Tel: (212) 583-5000
Email: BXMTCitiRepo@blackstone.com

VIII-2

SELLER:

PARLEX 2 FINANCE, LLC, a Delaware limited liability company

By:
Name:
Title:

VIII-3

Schedule 1 to Transaction Request

(Attachments: Collateral Tape and Eligible Loan Due Diligence Checklist)

Eligible Loan:

Aggregate Principal Amount of Eligible Loan: $[            ]

VIII-4

Schedule 2 to Transaction Request

Exceptions to Representations and Warranties Set

Forth on Exhibit VI

VIII-5

EXHIBIT IX

FORM OF REQUEST FOR MARGIN EXCESS

Ladies and Gentlemen:

Pursuant to Section [4(c)][4(e)] of that certain Master Repurchase Agreement, dated as of June [12], 2013 (the “Agreement”), between Citibank, N.A. (“Buyer”) and Parlex 2 Finance, LLC (“Seller”), Seller hereby requests that Buyer transfer cash to Seller with respect to the Purchased Loan described below in the amount set forth below. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchased Loan:	[ ]

Amount of Increase in Outstanding Purchase Price Requested by Seller:	[$ ] [Describe how Amount Calculated]

Type of Margin Excess:	[Margin Excess (Future Funding)]

[Margin Excess (Other) – [DESCRIBE REASON: Margin Deficit, Prior Paydown without Release of Collateral, Original Purchase Price less than Maximum Purchase Price]]

Name and address for communications:	Buyer:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
		Attention:	Richard Schlenger
		Telephone:	(212) 816-7806
Email: Richard.Schlenger@Citi.com

Seller:

Parlex 2 Finance, LLC c/o Blackstone Mortgage Trust, Inc. 345 Park Avenue
New York, NY 10154 Attention: Douglas Armer Tel: (212) 583-5000
Email: BXMTCitiRepo@blackstone.com

SELLER:

PARLEX 2 FINANCE, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT X

FORM OF IRREVOCABLE DIRECTION LETTER

[SELLER]

[LETTERHEAD]

IRREVOCABLE DIRECTION LETTER

AS OF [            ], 20[    ]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [            ], 20[    ], by and among [            ] (the “Borrower”), as borrower, and Parlex 2 Finance, LLC (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[        ] loan made by the Lender to the Borrower on [            ], 20[    ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement, dated as June [12], 2013 (as the same may be amended and/or restated from time to time, the “Repo Agreement”), with Citibank, N.A. (“Citi”), 388 Greenwich Street, New York, New York 10013, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Citi. This assignment shall remain in effect unless and until Citi has notified Borrower otherwise in writing.

Direction of Funds. In connection with Lender’s obligations under the Repo Agreement, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account at [            ] for the benefit of Citi:

Account:
Attn:

This direction shall remain in effect unless and until Citi has notified Borrower otherwise in writing.

Modifications, Waivers, Etc. No modification or waiver of any party’s obligations in respect of this letter shall be effective without the prior written consent of Citi.

X-1

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

[Signature Page Follows]

X-2

Very truly yours,

PARLEX 2 FINANCE, LLC,
a Delaware limited liability company

By:
Name:
Title:

Date:	[ ], 20[ ]

Agreed and accepted this [ ]
day of [ ], 20[ ]

[ ]

By:
Name:
Title:

X-3